SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed	by the Registrant ☒
Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2004

To our shareholders:

The 2004 annual meeting of shareholders of Dynegy Inc. will be held on Thursday, May 20, 2004 at 10:00 a.m., local time, at the DoubleTree Houston Hotel – Allen Center, 400 Dallas Street, Houston, Texas 77002. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a shareholder.

It is important that your shares be represented and voted at the meeting. Please sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. You also may vote your shares by telephone or through the Internet as described on the enclosed proxy card. We look forward to seeing you in Houston on May 20.

Sincerely,

Daniel L. Dienstbier	Bruce A. Williamson
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 20, 2004

To our shareholders:

NOTICE IS HEREBY GIVEN, that the 2004 annual meeting of shareholders of Dynegy Inc., an Illinois corporation, will be held on Thursday, May 20, 2004 at 10:00 a.m., local time, at the DoubleTree Houston Hotel – Allen Center, 400 Dallas Street, Houston, Texas 77002 for the following purposes:

1.	To elect eleven Class A common stock directors and two Class B common stock directors to serve until the 2005 annual meeting of shareholders;

2.	To act upon a proposal to permit our Series C Convertible Preferred Stock due in 2033, which is held by a subsidiary of ChevronTexaco Corporation, our largest shareholder, to become convertible into our Class B common stock at a conversion price of $5.78 per share, subject to specified adjustments;

3.	To act upon a proposal to approve potential issuances of our Class B common stock upon the exercise of the preemptive rights previously granted to a subsidiary of ChevronTexaco Corporation, our largest shareholder, that may occur through May 2009;

4.	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Dynegy’s independent auditors for the fiscal year ending December 31, 2004;

5.	If properly presented at the annual meeting, to act upon a shareholder proposal to amend our Bylaws to require that 75% of future equity compensation of senior executives be performance-based and that such compensation be fully disclosed to shareholders;

6.	If properly presented at the annual meeting, to act upon a shareholder proposal urging the Compensation and Human Resources Committee, in developing future senior executive equity compensation plans, to utilize performance- and time-based restricted share programs in lieu of stock options; and

7.	To act upon any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

The close of business on March 31, 2004 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

J. Kevin Blodgett

Group General Counsel – Corporate

Finance & Securities and Secretary

April 8, 2004

DYNEGY INC.

1000 Louisiana, Suite 5800

Houston, Texas 77002

(713) 507-6400

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Dynegy Inc. is soliciting the enclosed proxy for use at the annual meeting of shareholders to be held on Thursday, May 20, 2004 at 10:00 a.m., local time, at the DoubleTree Houston Hotel – Allen Center, 400 Dallas Street, Houston, Texas 77002, or at any adjournment or postponement of the meeting. This proxy statement, the Notice of Annual Meeting, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2003, including financial statements, will be first mailed to shareholders on or about April 13, 2004. The Annual Report to Shareholders does not constitute part of the proxy soliciting material.

Quorum and Vote Required

Quorum.    The presence of a majority of the votes of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on a matter, will constitute a quorum for consideration of that matter at the meeting. Abstentions and broker non-votes are counted in determining the number of shares represented in person or by proxy at the meeting. A “broker non-vote” occurs if a broker or other nominee who holds shares in “street” name for customers who are beneficial owners of those shares does not have discretionary authority with respect to the voting of the shares and has not received instructions with respect to a particular item from the customer. Broker non-votes as to a particular matter do not count toward the determination of the shares represented in person or by proxy and entitled to vote on that matter.

Election of Directors.    There are thirteen persons nominated for election to serve as directors of Dynegy for a one-year term. In accordance with our Amended and Restated Articles of Incorporation, which we refer to as our Articles of Incorporation, of the thirteen director nominees, eleven are to be elected by the holders of our Class A common stock and two are to be elected by the holder of our Class B common stock. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, our Articles of Incorporation and our Amended and Restated Bylaws, which we refer to as our Bylaws, abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. All holders of Class A common stock are entitled to eleven votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as Class A common stock directors. Holders of Class A common stock may:

•	cast their votes equally for all candidates;

•	cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	distribute their votes among two or more candidates in any proportion.

The affirmative vote of a majority of the votes of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Chevron U.S.A. Inc., a subsidiary of ChevronTexaco Corporation and referred to herein as CUSA, as the holder of all our outstanding shares of Class B common stock, will be entitled to one vote for each share it holds in the election of the Class B common stock directors. Holders of our Class A common stock do not vote in the election of the Class B common stock directors.

Please read Proposal 1—“Election of Directors” for a discussion of our director nominees and the affirmative independence determinations made by the Board with respect to such director nominees.

Approval of Convertibility of Series C Preferred Stock, Potential Issuances of Class B Common Stock under CUSA’s Preemptive Rights and Ratification of Independent Auditors.    Under our Articles of Incorporation, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the approval of the convertibility of our Series C preferred stock, the potential issuance of Class B common stock under CUSA’s preemptive rights and the ratification of auditors. The holders of our Class A common stock and Class B common stock are entitled to one vote for each share they hold. The affirmative vote of a majority of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is required to approve these matters. Under Illinois law, an abstention has the same legal effect as a vote against these proposals, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter. CUSA has agreed to vote its Class B common stock in favor of the convertibility of the Series C preferred stock and we expect CUSA will similarly vote its shares of Class B common stock for the potential issuances of Class B common stock upon exercise of its preemptive rights.

Shareholder Proposals.    Under our Articles of Incorporation, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the shareholder proposals and are entitled to one vote for each share they hold. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the shareholder proposals is necessary to approve any shareholder proposal, including the two described in this proxy statement. Under Illinois law, an abstention has the same legal effect as a vote against the proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the relevant matter.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on March 31, 2004 as the record date for determining holders of outstanding shares of Class A common stock and Class B common stock entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. As of the record date, there were outstanding [            ] shares of Class A common stock and 96,891,014 shares of Class B common stock. Class A common stock and Class B common stock are the only classes of outstanding securities entitled to notice of and to vote at the meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees in person or by telephone. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee of $12,500. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock.

Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Secretary at (713) 507-6400. Additional copies of this proxy statement or the proxy card may be obtained from our Investor Relations Department at our principal executive office. The mailing address of this office is 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400.

Revocation of Proxies

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by:

•	executing and submitting a revised proxy (including a telephone or Internet vote);

•	sending written notice to our Secretary at the address provided at the beginning of this proxy statement; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by proxies will be voted at the meeting.

Voting by Telephone or Internet

Shareholders of record can simplify their voting and reduce our costs by voting their shares by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, shareholders should follow the voting instructions on the form they receive from their bank or broker. If you choose to cumulate your votes other than equally for directors, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by returning the enclosed proxy card in the envelope provided or by voting in person at the annual meeting.

Shareholders who elect to vote through the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 19, 2004. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card.

Voting by Mail

Shareholders who elect to vote by mail are asked to sign, date and return the enclosed proxy card using the postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the Board of Directors. Any proxy given pursuant to this solicitation and received prior to the meeting will be voted as specified in the proxy card. Unless you withhold authority to vote or instruct otherwise, proxies will be voted FOR the election of the nominees to the Board of Directors, equally or cumulatively as the proxies may determine; FOR approval of the convertibility of the Series C Convertible Preferred Stock due 2033; FOR the approval of potential issuances of Class B common stock upon exercise of CUSA’s preemptive rights; FOR ratification of the appointment of PricewaterhouseCoopers LLP; AGAINST the shareholder proposal requiring an amendment to our Bylaws relating to performance-based equity compensation for executive officers; AGAINST the shareholder proposal recommending performance- and time-based restricted shares for executive officers; and in accordance with the judgment of the persons named on the proxy card on such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Meeting Attendance

Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend, you must be a shareholder of record as of March 31, 2004 or you must bring with you a brokerage statement or other evidence of beneficial ownership showing ownership of common stock on March 31, 2004. Directions to the meeting site are located on the back cover of this booklet. Complementary valet parking will be provided at the meeting site.

Form 10-K

Shareholders may obtain, without charge, a copy of our 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). For copies, please contact our Investor Relations Department at the address of our principal executive office: Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002. The Form 10-K is also available to the public through the SEC’s website at www.sec.gov and through our website at www.dynegy.com.

CORPORATE GOVERNANCE

In November 2003, the Board of Directors unanimously adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance and Nominating Committee. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our website at www.dynegy.com, together with the following documents:

•	Amended and Restated Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Professionals

•	Shareholder Communications Policy

•	Complaint and Reporting Procedures for Accounting and Auditing Matters

•	Audit and Compliance Committee Charter

•	Compensation and Human Resources Committee Charter

•	Corporate Governance and Nominating Committee Charter

•	Risk, Environment and Operations Committee Charter

Corporate Governance Guidelines

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board of Directors. The Corporate Governance Guidelines address, among other things:

•	the independence and other qualifications of our Board members, with respect to which we require that at least a majority, and preferably 75%, of our Board members be independent of Dynegy and our management;

•	the regular meetings of our non-management directors;

•	the nomination of persons for election to the Board;

•	the evaluation of performance of the Board and its committees;

•	our expectation that Board members will attend all shareholder meetings;

•	the Chairman and CEO positions; and

•	the approval of the compensation of the CEO.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of Dynegy. The key principles of this Code include acting legally and ethically, speaking up, getting advice and dealing fairly with our stakeholders.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our CEO, CFO, Controller and other designated senior financial professionals. The key principles of this Code include acting legally and ethically, promoting honest business conduct and providing timely and meaningful financial disclosures to our shareholders.

Shareholder Communications Policy

Our Shareholder Communications Policy provides a medium for shareholders to communicate with the Board of Directors. Under this Policy, shareholders may communicate with the Board of Directors or specific

Board members by sending a letter to Dynegy Inc., Shareholder Communications with the Board of Directors, Attn: Secretary, 1000 Louisiana, Suite 5800, Houston, Texas 77002.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Dynegy. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated e-mail address. Complaints received are logged by our senior Ethics and Compliance Office executive, communicated to the chairman of our Audit and Compliance Committee and investigated, under the supervision of our Audit and Compliance Committee, by our internal audit department or Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern.

Director Attendance at Annual Shareholders Meeting

As described above, we have a policy to facilitate shareholder communications with the Board of Directors. Additionally, as detailed in our Corporate Governance Guidelines, Board members are expected to attend the annual shareholders meeting.

Separation of Chairman and CEO; Lead Director

Daniel L. Dienstbier, who has served as our non-executive Chairman of the Board since September 2002, will not stand for re-election at the annual meeting. In his capacity as non-executive Chairman of the Board, Mr. Dienstbier has, among other things, presided over our regular non-management director executive sessions. As discussed in our Corporate Governance Guidelines, the Board has no firm policy with respect to the separation of the Chairman and CEO positions. Rather, the Board believes that the interests of our shareholders are best served by a policy that enables the Board to make a determination regarding its Chairman based on our needs at the time.

To that end, the Board has determined that Bruce A. Williamson, our current CEO and a director, will be elected to the position of Chairman following the annual meeting, assuming he is re-elected by our shareholders to serve as a director for another year. Concurrently, the Board intends to appoint Patricia A. Hammick, a current director, as Lead Director following the annual meeting, assuming she is re-elected by our shareholders to serve as a director for another year. As Lead Director, Ms. Hammick would preside over the regular executive sessions of our non-management directors and have the other powers described in our Amended and Restated Bylaws, including the power to serve as a conduit to senior management between Board meetings and to consult with the Chairman regarding Board meeting agendas. The Board intends to pay Ms. Hammick an additional annual retainer of $60,000 effective upon her election to the Lead Director position.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and director nominees to be “independent” as such term is defined in the New York Stock Exchange (“NYSE”) Listed Company Standards:

Charles E. Bayless

David W. Biegler

Linda Walker Bynoe

Thomas D. Clark, Jr.

Daniel L. Dienstbier

Barry J. Galt

Patricia A. Hammick

George L. Mazanec

Robert C. Oelkers

Joe J. Stewart

William L. Trubeck

The Board of Directors has also determined that each member of the Audit and Compliance Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that more than one of the members of the Audit and Compliance Committee, including its Chairman Robert C. Oelkers, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

With the assistance of legal counsel to Dynegy, the Corporate Governance and Nominating Committee reviewed the answers to annual questionnaires completed by the directors and director nominees as well as the above-described legal standards for Board and committee member independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board and the Board made its independence and “audit committee financial expert” determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation and a review of the materials made available to the Corporate Governance and Nominating Committee.

Director Nomination Process

Dynegy’s director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Corporate Governance” section of our website at www.dynegy.com.

The Board may be comprised of (i) up to three Class B directors, which directors are elected by the holder of the outstanding shares of Class B common stock pursuant to our Articles of Incorporation, and (ii) up to twelve Class A directors, which directors are elected by the holders of the outstanding shares of Class A common stock. With respect to nominations for Class B director, our Articles of Incorporation provide that the Board will nominate such individuals as may be specified by a majority vote of the then sitting Class B directors or, if there are no such directors, by holders of a majority of the Class B common stock. The Class B director nominees set forth in this proxy statement were specified by a unanimous vote of the current Class B directors.

Regarding nominations for Class A director, the Corporate Governance and Nominating Committee identifies nominees in various ways. The committee considers the current directors that have expressed interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees that may be proposed by current directors or members of management or by shareholders are likewise considered. From time to time, the committee engages a professional firm to identify and evaluate potential director nominees.

All director nominees, whether put forth by a shareholder or otherwise, are evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines. These guidelines require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from Dynegy would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive members of the Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. For additional information, please read our Corporate Governance Guidelines.

Of the 13 director nominees set forth in this proxy statement and the accompanying proxy card, 12 are current directors standing for re-election. George L. Mazanec, the sole director nominee who is not a current director, was identified by a professional search firm and recommended by Daniel L. Dienstbier, our retiring non-executive Chairman of the Board. The search firm was paid a fee to assist the Corporate Governance and Nominating Committee in reviewing potential director candidates meeting the evaluation criteria described above.

For purposes of the 2005 annual shareholder meeting, the committee will consider any nominations received by the Secretary from a shareholder of record on or before December 10, 2004 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders). Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. The nominating shareholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of Dynegy common stock that are owned beneficially and of record by such shareholder and such beneficial owner. Finally, the nominating shareholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Class A Common Stock Directors

Eleven Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock to serve one-year terms. The affirmative vote of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. Each holder of Class A common stock is entitled to eleven votes (the number of Class A common stock directors to be elected) for each of such holder’s shares. Holders of Class A common stock may:

•	cast their votes equally for all candidates;

•	cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	distribute their votes among two or more candidates in any proportion.

If you choose to cumulate your votes other than equally, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by signing, dating and returning the enclosed proxy card in the envelope provided or by attending the annual meeting and voting in person.

Unless you withhold authority to vote or instruct otherwise, the enclosed proxy will be voted FOR the election of the nominees listed below equally or cumulatively, as the proxies may determine. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed in the enclosed proxy card will vote for the election of such other persons that may be nominated by the Board of Directors.

Class B Common Stock Directors

Two Class B common stock directors are to be elected at the annual meeting by the holder of our Class B common stock to serve one-year terms. The affirmative vote of a majority of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Under our Articles of Incorporation, CUSA, as the sole holder of Class B common stock, is entitled to nominate and elect up to three Class B common stock directors.

Director Information

All of the nominees for Class A common stock director and Class B common stock director, except for George L. Mazanec, are currently directors of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the current directors and director nominees, other directorships held by them in public companies and the length of their service as a director of Dynegy.

Directors and Nominees	Principal Occupation and Directorships	Age as of March 15, 2004	Director Since
Class A Common Stock Directors

Daniel L. Dienstbier	Non-Executive Chairman of the Board of Dynegy	63	1995

Bruce A. Williamson	President and CEO of Dynegy	44	2002

Charles E. Bayless	Retired Chairman, President and Chief Executive Officer of Illinova Corporation; Director of True Pricing LLC, Patina Oil & Gas Corporation, Predict Power Inc. and Thermon Corporation	61	2000

David W. Biegler	Chairman of Estrella Energy; Director of Trinity Industries, Inc.	57	2003

Linda Walker Bynoe	President and Chief Executive Officer of Telemat Ltd; Director of CitiStreet Funds, Inc., Angelo & Maxie’s, Inc., Fidelity Life Association and Simon Property Group, Inc.	51	2002

Thomas D. Clark, Jr.	Director, Center for Virtual Organizations and Commerce; E.J. Ourso College of Business Administration, Louisiana State University	63	2003

Barry J. Galt	Retired Chairman and Chief Executive Officer of Seagull Energy Corp.; Director of Trinity Industries, Inc., StanCorp Financial Group, Inc. and Abraxas Petroleum Corp.	70	2002

Patricia A. Hammick	Former Senior Vice President, Strategy and Communications of Columbia Energy Group; Consultant and Adjunct Professor at George Washington University; Director of Consol Energy, Inc.	57	2003

George L. Mazanec	Retired Advisor to the Chief Operating Officer of Duke Energy Corporation and Former Vice Chairman of PanEnergy Corporation; Director of National Fuel Gas Company, Northern Trust Bank of Texas, NA and AEGIS Insurance Services, Inc.	67	—

Robert C. Oelkers	Retired Vice President and Comptroller of Texaco Inc.	59	2002

Joe J. Stewart	Retired President of BWX Technologies, Inc. and Past President and Chief Operating Officer of The Babcock & Wilcox Company; Retired Executive Vice President of McDermott International, Inc.	65	2000

William L. Trubeck	Executive Vice President, Western Group of Waste Management Inc.; Director of Yellow Roadway Corporation	57	2003

Class B Common Stock Directors

Howard B. Sheppard	Assistant Treasurer, ChevronTexaco Corp.	58	2004

Raymond I. Wilcox	Vice President, ChevronTexaco Corp. and President ChevronTexaco Exploration & Production Company	58	2003

Set forth below is additional biographical information with respect to our current directors and director nominees.

Daniel L. Dienstbier has served as non-executive Chairman of the Board of Dynegy since September 2002 and as a director of Dynegy since 1995. He served as interim CEO of Dynegy from May 2002 until Mr. Williamson’s election in October 2002 and as President of Northern Natural Gas Company, which was a Dynegy subsidiary, from February 2002 until May 2002. Mr. Dienstbier has over thirty-five years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993, and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Previously, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp. and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1985 through July 1988. Mr. Dienstbier is a former director of American Oil & Gas Corp., Arkla, Inc., Enron Corp. and Midwest Resources. He is also a former member of the Audit and Compliance Committee of Northern Border Partners, L.P.

Bruce A. Williamson has served as President, CEO and as a director of Dynegy since October 2002. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates, most recently serving as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer.

Charles E. Bayless served as Chairman of Illinova and Illinois Power from August 1998 until his retirement in December 1999. Mr. Bayless served as Chief Executive Officer of Illinova and President of Illinois Power from July 1998 until September 1999. He was Chairman, President and Chief Executive Officer of UniSource Energy Corporation from 1992 to 1998. Mr. Bayless served as a Director of Illinova from 1998 until becoming one of our directors upon the closing of the Dynegy-Illinova merger in February 2000. Mr. Bayless also serves on the boards of directors of several energy and energy-related technology companies, including True Pricing LLC, Patina Oil & Gas Corporation, Predict Power Inc., and Thermon Corporation.

David W. Biegler was elected to the Board in April 2003. Since August 2003, he has served as Chairman of Estrella Energy, L.P., which was formed to engage in the acquisition, construction and management of natural gas industry assets, with an emphasis upon intrastate and regional interstate pipelines. From 1997 until 2001, he served as President and Chief Operating Officer of TXU Corporation, which engages in power generation and energy marketing and provides electric and natural gas utility services and other energy-related services. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. Mr. Biegler is also the retired Vice Chairman of TXU Corporation and current Chairman of Regency Gas Services, LLC. He currently serves as a Director of Trinity Industries, Inc. and Austin Industries, Inc. and as Chairman of the American Gas Foundation.

Linda Walker Bynoe was elected to the Board in September 2002. Ms. Bynoe has served as President and Chief Executive Officer of Telemat Ltd., a project management and consulting firm, since 1995 and previously as Chief Operating Officer since 1989. Ms. Bynoe also currently serves as a Director of CitiStreet Funds, Inc., Angelo & Maxie’s, Inc., Fidelity Life Association and Simon Property Group, Inc. From 1978 to 1989, Ms. Bynoe held various positions with the Capital Markets division of Morgan Stanley, serving as Vice President from 1984 to 1989. Prior to 1976, Ms. Bynoe was a certified public accountant in the audit and tax division of Arthur Andersen & Co.

Thomas D. Clark, Jr. was elected to the Board in July 2003. Mr. Clark is the Edward G. Schlieder Distinguished Chair of Information Science and Director of the Center for Virtual Organizations and Commerce

at Louisiana State University. Mr. Clark also serves on the boards of Louisiana Tobacco Settlement Corp., several community organizations and four privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University. Prior to this position, he was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering. Mr. Clark also served as a decision analyst for the Assistant Secretary of the Air Force and was the functional manager of the USAF Maintenance Management Information System.

Barry J. Galt was elected to the Board in September 2002. Mr. Galt served as a director of Ocean Energy, Inc. from his retirement in 1999 until the acquisition of Ocean Energy by Devon Energy Corporation in April 2003. He served as Chairman and Chief Executive Officer of Seagull Energy Corporation, the predecessor to Ocean Energy, from 1983 through 1998 and as Vice Chairman of Seagull from January 1999 until May 1999. Prior to his employment by Seagull, Mr. Galt acted as President and Chief Operating Officer of The Williams Companies. Mr. Galt has also served as a director of Trinity Industries, Inc. since 1989, a director of StanCorp Financial Group, Inc. since 1989 and a director of Abraxas Petroleum Corp. since September 2003.

Patricia A. Hammick was elected to the Board in April 2003. She currently serves as a director and member of the audit committee of Consol Energy, Inc. She is also currently a consultant and adjunct professor in graduate studies at George Washington University. Ms. Hammick served as Senior Vice President, Strategy and Communications and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 through 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center.

George L. Mazanec has served as a member of the board of directors of National Fuel Gas Company, a diversified energy company, since October 1996. Mr. Mazanec was Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000, and Vice Chairman of PanEnergy Corporation from 1989 until October 1996. He previously served as a director of TEPPCO, LP from 1992 to 1997, as a director of Northern Border Pipeline Company Partnership from 1993 to 1998, and as a director of Westcoast Energy Inc. from 1996 to 2002. Mr. Mazanec is the former Chairman of the Management Committee of Maritimes & Northeast Pipeline, L.L.C. and currently serves as a director of the Northern Trust Bank of Texas, NA and AEGIS Insurance Services, Inc. He has also served as a Member of the Board of Trustees of DePauw University since 1996.

Robert C. Oelkers was elected to the Board in August 2002. He served as President of Texaco International Trader Inc. from April 1999 until his retirement in October 2001. Mr. Oelkers served as Vice President and Comptroller of Texaco Inc. from April 1994 until March 1999. Mr. Oelkers was employed by Texaco Inc. from 1966 until his retirement. Mr. Oelkers also served as a member of the Financial Accounting Standards Board’s Advisory Committee from 1997 through 2000.

Joe J. Stewart served as President of BWX Technologies, Inc., Lynchburg, Virginia, and Executive Vice President of McDermott International, Inc., New Orleans, Louisiana, a diversified energy and environmental equipment and services company, from 1995 until his retirement in 1998. He was President and Chief Operating Officer of The Babcock & Wilcox Company and Executive Vice President of McDermott International, Inc. from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock and Wilcox Company from 1987 to 1993. Mr. Stewart also served as Vice President & Group Executive of McDermott Marine Construction, Europe Operations from 1984 to 1987, and was President of Babcock & Wilcox International from 1980 to 1984. Mr. Stewart served as a Director of Illinova from 1998 until the closing of the Dynegy-Illinova merger in February 2000.

William L. Trubeck was elected to the Board in April 2003. He has served as director and member of the audit committee of Yellow Roadway Corporation since April 2003 and Executive Vice President of Waste

Management Inc.’s Western Group since April 2003. He previously served Waste Management as Executive Vice President, Operations Support, and Chief Administrative Officer from May 2002 until April 2003 and Executive Vice President and Chief Financial Officer from March 2001 until April 2002. He was Senior Vice President—Finance and Chief Financial Officer of International Multifoods, Inc. from 1997 until March 2000, and President, Latin American Operations of International Multifoods, Inc. from 1998 until March 2000.

Howard B. Sheppard was appointed to the Board in March 2004. He has served as Assistant Treasurer of ChevronTexaco Corp. since October 2001 and previously served as Assistant Treasurer of Chevron Corp. from February 1988 until October 2001. Mr. Sheppard has been employed by ChevronTexaco and its affiliates since the merger of Gulf Oil Corporation with Chevron Corporation in 1985. Prior to the merger, he held positions of increasing responsibility at Gulf Oil Corporation, advancing over a 16-year period to Assistant Treasurer.

Raymond I. Wilcox was named President of ChevronTexaco Exploration and Production Company and Vice President of ChevronTexaco Corporation in January 2002. Previously, he served as Managing Director of ChevronTexaco’s Nigeria/Mid-Africa strategic business unit, a position he assumed in October 2001. Mr. Wilcox also previously served as chairman and managing director of Chevron Nigeria Ltd. from January 2000 until October 2001, following his service as general manager of asset management for that entity beginning in 1999. Mr. Wilcox has been employed by ChevronTexaco and its affiliates since 1968.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees to the Board of Directors.

Directors’ Meetings and Committees of the Board of Directors

During 2003, our Board of Directors held twelve meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors during the period for which he or she has been a director and at least 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served. Under our Corporate Governance Guidelines, directors who are not members of a particular committee are entitled to attend meetings of each such committee. The Board of Directors has the following committees:

Audit and Compliance Committee.    The Audit and Compliance Committee, which currently is comprised of Messrs. Oelkers (chairman), Bayless, Galt and Trubeck and Messes. Bynoe and Hammick, met fifteen times during 2003. The Audit and Compliance Committee assists the Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence and the performance of our internal audit function and the independent auditors. Please read “Audit and Compliance Committee Report” for a discussion of the Audit and Compliance Committee’s review of our 2003 audited financial statements.

Executive Committee.    The Executive Committee, which currently is comprised of Messrs. Dienstbier (chairman), Bayless, Galt, Oelkers, Stewart, Sheppard and Williamson, met two times during 2003. The Executive Committee is comprised of the Chairman of the Board and/or Lead Director, the CEO, the Committee Chairpersons and one Class B director. This committee has the authority to review certain matters below the threshold for the full Board and is principally responsible for reviewing policies and programs designed to create a strong corporate image and for advising the Board on significant public affairs.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Bayless (chairman), Biegler, Clark and Oelkers and Ms. Hammick, met five times during 2003. The Corporate Governance and Nominating Committee is responsible for identifying director nominees, developing and reviewing our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which currently is comprised of Messrs. Galt (chairman), Stewart and Trubeck and Ms. Bynoe, met five times during 2003. The Compensation and Human Resources Committee is responsible for reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other related matters, making recommendations to the Board regarding non-CEO compensation and incentive plans and providing an annual compensation report. This committee also establishes our overall compensation strategy and reviews executive development and executive succession plans. Please read “Compensation and Human Resources Committee Report on Executive Compensation” for a discussion of our 2003 executive compensation.

Risk, Environment and Operations Committee.    The Risk, Environment and Operations Committee, which currently is comprised of Messrs. Stewart (chairman), Biegler, Clark and Wilcox, met five times during 2003. The Risk, Environment and Operations Committee is responsible for reviewing our environmental and occupational health and safety programs and policies and our compliance with these programs and policies, reviewing our loss prevention policies and risk management programs, including our insurance coverage, and monitoring the operational performance trends of our major operating segments.

Compensation of Directors

General.    During 2003, each non-employee director other than the non-executive Chairman of the Board was paid an annual retainer of $30,000 per year, plus $2,000 per board meeting and $1,000 per committee meeting attended. Chairpersons of the Audit and Compliance Committee and the Compensation and Human Resources Committee received chairpersons’ fees of $50,000 and $25,000, respectively, while the chairpersons of the Corporate Governance and Nominating Committee and the Risk, Environment and Operations Committee received chairpersons’ fees of $10,000. Further, members of the Audit and Compliance Committee and the Compensation and Human Resources Committee received additional annual retainers of $5,000 and $2,500, respectively. The annual retainer, as well as meeting attendance and committee chairpersons’ fees, are payable in cash and may be deferred in one or more investment options, including phantom stock units, at a particular director’s election. Non-employee directors also receive annual phantom stock grants with a value of $50,000, awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. Upon termination of one’s service as a director, the shares of phantom stock become payable, at the director’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of phantom stock are payable in cash or in shares of Class A common stock. No annual stock option grants were made to non-executive directors in 2003 or are contemplated under our current compensation structure.

In addition, each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities. Directors who are employees of Dynegy or employees of ChevronTexaco are not compensated for their services.

Daniel L. Dienstbier Compensation Arrangements.    Mr.

Dienstbier was elected non-executive Chairman of the Board on September 19, 2002, and has continued to serve as non-executive Chairman of the Board since Mr. Williamson’s election on October 23, 2002. Mr. Dienstbier continues to serve as non-executive Chairman of the Board and, pursuant to a services agreement, we paid him $83,333 per month through January 31, 2003 and $41,667 per month from February 1, 2003 through May 31, 2003.

Effective as of June 1, 2003, in his capacity as non-executive Chairman of the Board, Mr. Dienstbier is being paid an annual retainer of $150,000. He otherwise is eligible to receive meeting fees and stock unit grants, but he is not entitled to additional director or related fees other than reasonable expense reimbursements.

In March 2004, we entered into a two-year consulting services agreement with Mr. Dienstbier effective as of May 20, 2004, the date of our annual shareholder meeting and upon which his service as a member of our Board will cease. His annual compensation pursuant to this agreement, which expires in March 2006, will be $75,000 and will be paid in equal installments at the end of each quarter. Under this agreement, Mr. Dienstbier has agreed to advise Dynegy on all matters concerning its securities, ERISA and derivative litigation, and to provide other assistance on matters designated by management. Either party may terminate this agreement on 30 days prior written notice. If Dynegy terminates the agreement prior to its scheduled expiration, Mr. Dienstbier will be entitled to receive, on the 15th day following the 30-day notice period, a lump sum payment equal to all compensation he would have received under the agreement if the full term had been completed. Alternatively, if Mr. Dienstbier terminates the agreement in advance of the scheduled expiration, he will only be entitled to compensation earned on or before the termination date.

Please see “Corporate Governance—Separation of Chairman and CEO; Lead Director” above for a discussion of the Board’s anticipated actions resulting from Mr. Dienstbier’s decision not to stand for re-election at the annual meeting.

Certain Transactions and Other Matters

For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with Section 16(a) of the Securities Exchange Act of 1934, see “Executive Compensation—Employment Agreements,” “—Certain Relationships and Related Transactions” and “—Section 16(a) Beneficial Ownership Reporting Compliance.”

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 15, 2004, except as otherwise noted, by (i) each person who we know to own beneficially 5% or more of our Class A common stock or Class B common stock, (ii) each director or nominee for director, (iii) each current executive officer named in the Summary Compensation Table set forth below and (iv) all directors, nominees for director and current executive officers as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 15, 2004, regardless of whether such options are currently in the money.

	Number of Shares(1)
	Class A Common Stock	Class B Common Stock	Percent of Class A Common Stock(2)
ChevronTexaco Corporation(3)	—	96,891,014	25.7	%(3)
Chevron U.S.A. Inc.
6001 Bollinger Canyon Road, Bldg. A4
San Ramon, CA 94583

Vanguard Fiduciary Trust Company(4)	14,554,317	—	5.2%
500 Admiral Nelson Blvd.
Malvern, PA 19355

Bruce A. Williamson(5)	753,199	—	*

Nick J. Caruso(6)	30,000	—	*

R. Blake Young(7)	340,088	—	*

Alec G. Dreyer(8)	360,087	—	*

Carol F. Graebner(9)	72,290	—	*

Charles E. Bayless(10)	408,373	—	*

David W. Biegler(10)	19,369	—	*

Linda Walker Bynoe(10)	24,412	—	*

Thomas D. Clark, Jr.(10)	11,393	—	*

Daniel L. Dienstbier(10)	72,721	—	*

Barry J. Galt(10)	39,412	—	*

Patricia A. Hammick(10)	19,369	—	*

George L. Mazanec(10)	16,000	—	*

Robert C. Oelkers(10)	25,490	—	*

Joe J. Stewart(10)	96,520	—	*

William L. Trubeck(10)	9,369	—	*

Howard B. Sheppard(11)	—	—	*

Raymond I. Wilcox(11)	—	—	*

Current Executive Officers, Directors and Director Nominees as a Group (20 persons)(5)(6)(7)(8)(9)(10)(11)(12)	3,083,955	—	1.1%

*	Less than 1%.
(1)	Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.

(2)	Based upon 280,663,657 shares of Class A common stock and 96,891,014 shares of Class B common stock outstanding at March 15, 2004.
(3)	The shares are held of record by CUSA. ChevronTexaco Corporation (“ChevronTexaco”) beneficially owns 100% of the capital stock of CUSA. Consequently, ChevronTexaco may be deemed to beneficially own all of the shares of Class B common stock owned of record by CUSA. The amount shown does not include 8,000,000 shares of our Series C preferred stock held by ChevronTexaco. Pending shareholder approval of the issuance of these shares under Proposal Two of this proxy statement, these shares would be convertible into shares of Class B common stock at a price of $5.78 per share. For purposes of computing CUSA’s beneficial ownership, the percentage of Class A common stock beneficially owned assumes conversion of all shares of Class B common stock into Class A common stock but does not assume conversion of any shares of our Series C preferred stock. If the convertibility of the Series C preferred stock is approved and CUSA were to convert those shares to Class B common stock, ChevronTexaco would beneficially own 166,095,166 shares of our Class B common stock, which would represent approximately 37% of our outstanding common stock.
(4)	Pursuant to its Schedule 13G filed February 10, 2004. Vanguard Fiduciary Trust Company is the trustee of certain employee benefit plans, which are subject to ERISA. Shares of our common stock are held in trust for the benefit of employees in the plans. As of December 31, 2003, the trustee held 14,554,317 shares of our common stock on behalf of the plans, all of which had been allocated to plan participants. The trustee votes shares allocated to plan participant accounts as directed by participants.
(5)	Amount shown includes 435,268 shares of restricted Class A common stock which vest on February 10, 2007 and 314,000 shares of Class A common stock acquired upon the cashless exercise of 666,667 employee stock options on March 2, 2004. Amount shown also includes approximately 3,931 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 27, 2004.
(6)	Amount shown includes 30,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Caruso.
(7)	Amount shown includes 252,771 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Young and 37,109 shares of restricted Class A common stock which vest on February 10, 2007. Amount shown also includes approximately 7,892 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Young, based on the market value of units held by Mr. Young in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 27, 2004.
(8)	Amount shown includes 262,553 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Dreyer, 21,392 shares of restricted Class A common stock which vest on February 2, 2005 and 37,109 shares of restricted Class A common stock which vest on February 10, 2007. Amount shown also includes approximately 11,322 shares of Class A common stock held by the Trustees of the 401(k) Plan and the Illinois Power Company Incentive Savings Plan for the account of Mr. Dreyer, based on the market value of units held by Mr. Dreyer in these plans’ Dynegy stock fund divided by the closing price of our Class A common stock as of February 27, 2004.
(9)	Amount shown includes 30,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Ms. Graebner and 37,109 shares of restricted Class A common stock which vest on February 10, 2007. Amount shown also includes approximately 3,181 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Ms. Graebner, based on the market value of units held by Ms. Graebner in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 27, 2004.
(10)	Amounts shown include 6,000 shares of Class A common stock issuable upon the exercise of director stock options held by Messrs. Galt and Oelkers and Ms. Bynoe, 16,000 shares of Class A common stock issuable upon the exercise of director stock options held by Mr. Dienstbier and 22,000 shares of Class A common stock issuable upon the exercise of director stock options held by each of Messrs. Bayless and Stewart. Amounts shown also include the following number of shares of our Class A common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Dynegy Deferred Compensation Plan for Certain Directors: 6,393 shares payable to Mr. Clark; 9,369 shares payable to Messrs. Biegler, Dienstbier and Trubeck and Ms. Hammick; and 14,158 shares payable to Messrs. Bayless, Galt, Oelkers and Stewart and Ms. Bynoe. Does not include certain stock units held by Messrs. Galt, Bayless and Stewart and Ms. Hammick through our Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of Class A common stock. For Mr. Bayless, also includes 330,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bayless. Such options were granted to Mr. Bayless during his prior service as an officer of Illinova Corporation, a company we acquired in February 2000. For Mr. Mazanec, amount shown includes 3,000 shares held in two IRA’s for his benefit, 1,000 shares held by the Mazanec Foundation, of which Mr. Mazanec is President and a director, and 1,000 shares held in two family trusts for the benefit of Mr. Mazanec’s grandchildren. For Mr. Stewart, amount shown includes 3,177 shares of Class A common stock held in two living trusts for the benefit of Mr. Stewart and his wife and 57,185 shares held in a family limited partnership of which Mr. Stewart and his wife are the general partners and the aforementioned trusts are limited partners, together with eight trusts for the benefit of Mr. Stewart’s children and grandchildren.
(11)	Messrs. Sheppard and Wilcox disclaim beneficial ownership of all shares of record held by CUSA.
(12)	Amount shown includes 785,863 shares beneficially owned by two executive officers who are not included in the Summary Compensation Table.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our CEO during 2003 and our four other most highly compensated executive officers at the end of 2003 (the “Named Executive Officers”) in combined salary and bonus earned in 2003, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2002 and 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards
Name and Position	Fiscal Year		Salary		Cash Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards(3)	Shares Underlying Stock Options(4)	All Other Compensation(5)
Bruce A. Williamson CEO, President and Director	2003 2002	(6)	$ $	1,000,000 191,335	$ $	1,000,000 2,250,000	— —	$1,950,001 —	405,928 2,000,000	$ $	22,000 296,584

Nick J. Caruso Executive Vice President and CFO	2003 2002	(7)	$ $	500,000 41,667	$ $	800,000 350,000	— —	— —	— 90,000	$ $	22,000 2,500

R. Blake Young Executive Vice President of Administration and Technology	2003 2002 2001		$ $ $	325,000 324,400 306,667	$ $ $	530,000 822,011 450,000	— — $ 25,316	$166,248 — —	79,575 90,000 144,814	$ $ $	22,000 22,000 27,200

Alec G. Dreyer Executive Vice President, Generation	2003 2002	(8)	$ $	400,000 309,160	$ $	450,000 126,105	— —	$166,248 —	79,575 90,000	$ $	192,019 22,000

Carol F. Graebner Executive Vice President and	2003	(9)		$258,667		$575,000	—	$166,248	169,575		$22,000
General Counsel

(1)	Bonus awards for 2001 and 2003, which were paid in 2002 and 2004, respectively, generally were determined under the terms of our incentive compensation plan. No bonus payments were made for 2002 under our incentive compensation plan. The bonuses shown for 2002 for Mr. Williamson and Mr. Caruso were each paid upon execution of the officer’s employment agreement in October 2002 and December 2002, respectively. The bonus shown for 2002 for Mr. Young was paid upon execution of a new employment agreement in September 2002, and the amount for 2003 includes a retention bonus of $155,000 paid in accordance with the terms of his employment agreement. The bonus shown for 2002 and $92,186 of the bonus shown for 2003 for Mr. Dreyer relates to the payment of principal and interest on a relocation loan made to Mr. Dreyer in connection with the consummation of the Dynegy-Illinova merger, as well as the related tax payments owed with respect to such amount. The bonus shown for Ms. Graebner includes $200,000 paid upon execution of her employment agreement in March 2003.
(2)	Includes “Perquisites and Other Personal Benefits” if the value is greater than the lesser of $50,000 or 10% of reported salary and bonus. For 2001, Mr. Young’s amount reflects the dollar value of the difference between the price he paid for shares of Class A common stock purchased from Dynegy in a private placement transaction in December 2001 and the net proceeds per share to Dynegy from a concurrent public offering (after a $1.00 per share underwriting discount).
(3)	For 2003, Mr. Williamson received 435,268 shares of restricted Dynegy Class A common stock valued at $4.48 per share, and Messrs. Dreyer and Young and Ms. Graebner each received 37,109 shares of restricted Dynegy Class A common stock valued at $4.48 per share. Such shares vest three years from the date of grant. During such period, any dividends paid on Dynegy Class A common stock will also be paid with respect to these restricted shares.
(4)	Represents options to purchase shares of our Class A common stock at a price equal to the fair market value of our Class A common stock on the date of grant. Amounts for 2002 and 2003 generally reflect options granted in 2003 and 2004, respectively, for performance in the preceding year. Amounts for 2001 reflect options granted in 2001 for 2001 performance. Mr. Williamson’s 2002 amount reflects options granted upon execution of his employment agreement in October 2002. The amount for Ms. Graebner includes 90,000 options awarded upon execution of her employment agreement in March 2003.

(5)	The amounts shown as “All Other Compensation” for 2003 include the following:

Mr. Williamson	A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).

Mr. Caruso	A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).

Mr. Young	A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).

Mr. Dreyer	A matching contribution under the 401(k) Plan ($10,000), a defined contribution under our portable retirement plan ($12,000) and forgiveness of the outstanding principal amount owed to Dynegy under the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program ($170,019). See “Certain Relationships and Related Transactions—Transactions with Directors and Executive Officers—Dynegy Inc. Short-Term Executive Stock Purchase Loan Program” for further discussion.

Ms. Graebner	A matching contribution under the 401(k) Plan ($10,000) and a defined contribution under our portable retirement plan ($12,000).

The amount of “All Other Compensation” for Mr. Williamson for 2002 includes a payment made in connection with a non-compete obligation in respect of his prior employment that arose upon his election as our President and CEO ($285,104).

(6)	Mr. Williamson was elected President and CEO in October 2002.
(7)	Mr. Caruso became an executive officer of Dynegy in December 2002.
(8)	Mr. Dreyer became an executive officer of Dynegy in October 2002.
(9)	Ms. Graebner became an executive officer of Dynegy in March 2003.

Stock Option Grants

The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2003 and/or related to 2003 performance under the Dynegy Inc. 2000 Long-Term Incentive Plan. No stock appreciation rights were granted during 2003.

	Individual Grants
	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees for Fiscal 2003	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term($)(2)
						5%	10%
Bruce A. Williamson	405,928		25.7%	$4.48	02/10/2014	$1,143,681	$2,898,312
Nick J. Caruso(3)	—		—	—	—	—	—
R. Blake Young	79,575		5.0%	$4.48	02/10/2014	$224,198	$568,163
Alec G. Dreyer	79,575		5.0%	$4.48	02/10/2014	$224,198	$568,163
Carol F. Graebner	79,575		5.0%	$4.48	02/10/2014	$224,198	$568,163
	90,000	(4)	5.7%	$2.00	03/11/2013	$113,201	$286,874

(1)	Amounts reflect the number of shares of our Class A common stock underlying the options granted. In each case, stock options were granted with an exercise price equal to the closing price of our Class A common stock on the date of grant.
(2)	The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock. Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. Actual gains, if any, on option exercises and common stock are dependent on the future performance of our common stock and overall market conditions.
(3)	Mr. Caruso did not receive a stock option grant for 2003. His 2003 incentive compensation was more heavily weighted toward short-term incentive compensation in the form of a cash bonus, as the scheduled term of his employment agreement is shorter than the vesting period for the stock options granted. See “Executive Compensation—Summary Compensation Table” above for further details.
(4)	This grant for Ms. Graebner reflects 90,000 options to purchase shares of our Class A common stock at a price of $2.00 per share awarded upon execution of her employment agreement in March 2003.

Option Exercises and Year-End Value Table

The following table sets forth information regarding options held by the Named Executive Officers at December 31, 2003. No options to purchase our Class A common stock were exercised by any of our Named Executive Officers in 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Stock Options at 12/31/03		Value of Unexercised In-the- Money Stock Options at 12/31/03(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce A. Williamson	—	—	666,667	1,333,333	$2,266,668	$4,533,332
Nick J. Caruso	—	—	—	90,000	—	$225,900
R. Blake Young	—	—	202,771	218,979	—	$225,900
Alec G. Dreyer	—	—	242,553	151,068	—	$225,900
Carol F. Graebner	—	—	—	90,000	—	$205,200

(1)	Value based on the closing price of $4.28 on the New York Stock Exchange—Composite Tape for our Class A common stock on December 31, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NYSE. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such forms furnished to us and upon written representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis, except as described in the following sentence. Nick J. Caruso filed a Form 4 on March 15, 2004 disclosing six exempt discretionary transactions, five of which were not reported timely. These transactions involved the transfer of the then current value of Mr. Caruso’s Dynegy stock fund account, which reflected employer matching contributions to such account under the Dynegy Inc. 401(k) Savings Plan, to another investment option available under such 401(k) Plan. The transactions that were not timely reported involved stock fund units representing his indirect ownership of less than 3,000 shares, which were effectively sold for approximately $9,500 in the aggregate.

Employment Agreements and Change-in-Control Agreements

General.    In late summer 2002, we changed our approach with respect to employment agreements with our senior executives. Under this approach, we seek to minimize the number of such agreements. We also seek to attain further uniformity in these agreements and have adopted a standard form agreement to facilitate this purpose. Among other things, this form agreement limits automatic renewals and the amount of severance payments that may be owed upon certain termination events. The agreements described below for Messrs. Williamson, Caruso and Young and Ms. Graebner reflect the renewal and severance-related provisions of this newly adopted form agreement.

Bruce A. Williamson Employment Agreement.    Upon becoming our CEO and President effective October 23, 2002, Mr. Williamson signed an employment agreement that terminates on October 23, 2005, subject to one automatic extension for a one-year period. Concurrent with the execution of this agreement, Mr. Williamson received a signing bonus of $2,250,000 and was granted options to purchase 2,000,000 shares of Class A common stock with an exercise price of $0.88 per share, which was the closing price of our Class A common stock on the date of grant. Mr. Williamson’s employment agreement entitles him to a base salary of $1,000,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Williamson’s annual base salary was not increased for 2004.

The employment agreement provides that Mr. Williamson is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. Please read “Compensation and Human Resources Committee Report on Executive Compensation” for a discussion of the annual cash bonus and long-term incentives awarded to Mr. Williamson for 2003. The employment agreement also contains non-compete provisions if Mr. Williamson’s employment is terminated.

Mr. Williamson’s employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated due to resignation following a “constructive termination,” as defined in the agreement, or by Dynegy without cause. For purposes of the agreement, the term “constructive termination” is defined to include a reduction in base salary or relocation outside of the Houston metropolitan area. Upon such a termination, Mr. Williamson would receive one year’s base salary, one year of continued health and welfare benefits and a lump sum payment equal to the value of the 401(k) Plan matching contribution and portable retirement plan benefit he otherwise would have received through the term of the agreement. All employee stock options granted to him during the term of his employment also would become immediately vested. Further, if such a termination occurs within one year following specified change of control events, Mr. Williamson would be entitled to the following additional payments:

•	a lump sum amount equal to 2.99 times the greater of:

•	the highest average annual base salary and incentive compensation paid to Mr. Williamson for the three years preceding the year of termination, and

•	Mr. Williamson’s base salary and target bonus amount for the year of termination; and

•	continued health and welfare benefits for 36 months from the termination date.

Nick J. Caruso Employment Agreement.    Upon becoming our CFO effective December 2, 2002, Mr. Caruso signed an employment agreement that terminates on December 2, 2004, subject to one automatic extension for a one-year period unless either party provides 60 days prior written notice of its election not to extend the term. Concurrent with the execution of this agreement, Mr. Caruso received a signing bonus of $350,000. Mr. Caruso’s employment agreement entitles him to a base salary of $500,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Caruso’s annual base salary was not increased for 2004.

The employment agreement also provides that Mr. Caruso is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement also contains non-compete provisions if Mr. Caruso’s employment is terminated.

Mr. Caruso’s employment agreement also includes provisions governing the payment of severance benefits upon resignation following a “constructive termination” or termination following specified change of control events similar to those contained in Mr. Williamson’s agreement as described above.

R. Blake Young Employment Agreement.    Mr. Young executed a new employment agreement effective September 16, 2002. The agreement has a two-year term, subject to one automatic extension for a one-year period. Mr. Young serves as Dynegy’s Executive Vice President of Administration and Technology. Upon execution of this agreement, Mr. Young received a bonus payment of $822,011 and agreed to pay to Dynegy $512,011, which was the full amount of principal and interest then outstanding under a loan Dynegy provided him to participate in the December 2001 private equity offering. We also agreed to pay to Mr. Young on each of September 16, 2003 and September 16, 2004, subject to his continued employment, a bonus payment of $155,000, and Mr. Young agreed to repay his then outstanding loans under Dynegy’s Short-Term Executive Stock Purchase Program pursuant to their terms. See “Certain Relationships and Related Transactions—Transactions with Directors and Executive Officers.” Mr. Young’s employment agreement entitles him to a base salary of $325,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Young’s annual base salary was increased to $350,000 for 2004.

The employment agreement also provides that Mr. Young shall be eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement contains non-compete provisions if Mr. Young’s employment is terminated.

Mr. Young’s employment agreement also includes provisions governing the payment of severance benefits upon resignation following a “constructive termination” or termination following specified change of control events similar to those contained in Mr. Williamson’s agreement as described above.

Alec G. Dreyer Employment Agreement.    Mr. Dreyer’s 2003 compensation was determined under the terms of an employment agreement between Dynegy and Mr. Dreyer effective as of February 2, 2000. The agreement expires on February 2, 2005, subject to automatic one-year extensions. Mr. Dreyer serves as Executive Vice President of our power generation business. Mr. Dreyer’s employment agreement entitles him to a base salary of $290,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Dreyer was paid an additional base salary payment of approximately $15,000 in connection with the execution of his employment agreement, which amount represented payment for the period between September 15, 1999 to the closing date of our acquisition of Illinova, Mr. Dreyer’s former employer, covering the pro rata difference between his new base salary and his final base salary at Illinova ($250,000 per annum). Mr. Dreyer’s annual base salary was increased from $400,000 to $425,000 for 2004.

The employment agreement also provides that Mr. Dreyer is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. Upon consummation of the Illinova acquisition, Mr. Dreyer was granted 25,218 stock options at an exercise price of $23.38 per share, as well as a restricted stock grant of 10,696 shares (or 21,392 shares after giving effect to the August 2002 two-for-one stock split) vesting on February 2, 2005. All options granted to Mr. Dreyer prior to November 1, 1999 also became vested upon consummation of the Illinova merger. The employment agreement contains non-compete provisions in the event of Mr. Dreyer’s termination of employment.

Mr. Dreyer’s employment agreement also provided that he would be paid the following severance benefits if his employment was terminated due to resignation following a “constructive termination,” as defined in the agreement, or for any other reason other than his voluntary resignation, death, disability or discharge for cause:

•	a lump sum amount equal to 2.99 times the greater of:

•	the average annual base salary and incentive compensation paid to Mr. Dreyer for the highest three years preceding the year of termination; and

•	Mr. Dreyer’s base salary and target bonus amount for the year of termination;

•	a lump sum amount equal to the present value, as determined by the Board of Directors in its sole and absolute discretion, of the senior management benefits and other perquisites to which Mr. Dreyer is entitled through the remaining term of the agreement;

•	vesting of any previously granted unvested Dynegy stock options to be exercised until the later of the expiration of the term of the agreement or the one-year anniversary of the termination date; and

•	continued health and welfare benefits for 36 months from the termination date.

For purposes of the agreement, the term “constructive termination” is defined to include reductions in base salary, incentive or other compensation; a significant dimunition in responsibilities; relocation outside of the Houston metropolitan area; and certain changes in control of Dynegy.

Carol F. Graebner Employment Agreement.    Upon becoming our Executive Vice President and General Counsel effective March 11, 2003, Ms. Graebner signed an employment agreement that terminates on March 11, 2005, subject to one automatic extension for a one-year period. Concurrent with the execution of this agreement, Ms. Graebner received a signing bonus of $200,000 and was granted options to purchase 90,000 shares of Class A common stock with an exercise price of $2.00 per share, which was the closing price of our Class A common stock on the date of grant. Ms. Graebner’s employment agreement entitles her to a base salary of $320,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Ms. Graebner’s annual base salary was increased to $350,000 for 2004.

The employment agreement also provides that Ms. Graebner is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. The employment agreement also contains non-compete provisions if Ms. Graebner’s employment is terminated.

Ms. Graebner’s employment agreement also includes provisions governing the payment of severance benefits upon resignation following a “constructive termination” or termination following specified change of control events similar to those contained in Mr. Williamson’s agreement as described above.

Executive Severance Pay Plan.    In 2003, we approved a supplement to our executive severance pay plan to provide for payment of severance benefits to officers and other key employees in connection with a “change in control” as defined therein. Under this supplement, each person carrying the title of managing director or above generally is entitled to specified severance benefits, including (a) a lump sum payment equal to 100%-299% times the sum of his or her annual base salary and target bonus amounts, (b) a lump sum payment equal to his or her annual incentive target for the year, prorated for the termination, and (c) immediate vesting of all previously granted stock options and restricted stock awards, if his or her employment is “involuntarily terminated,” as such term is defined in the supplement, within one year after a change in control of Dynegy; provided, however, that employees entitled to severance benefits under an employment agreement, such as the Named Executive Officers, are not entitled to severance benefits under the executive severance pay plan, as supplemented.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ChevronTexaco Corporation

General.    We conduct a significant amount of business with ChevronTexaco and its affiliates. For 2003, ChevronTexaco was the only customer that accounted for 10% or more of our consolidated revenues (16%) and consolidated cost of sales (22%). During 2003, our marketing business recognized net purchases from ChevronTexaco of $300 million. Our other businesses, primarily natural gas liquids, recognized aggregate sales to ChevronTexaco of $900 million and aggregate purchases from ChevronTexaco of $800 million. Following are descriptions of our business relationships with ChevronTexaco and its affiliates.

Natural Gas Marketing.    In connection with our ongoing exit from third-party risk management aspects of the marketing and trading business, we agreed with ChevronTexaco in early 2003 to terminate our natural gas purchase agreement and to provide for an orderly transition of responsibility for marketing ChevronTexaco’s domestic natural gas production. This agreement did not affect our contractual agreements with ChevronTexaco relative to its U.S. natural gas processing and the marketing of its domestic natural gas liquids, which are further described below. The cancellation of the agreement was effective January 1, 2003. In connection with the termination of the natural gas purchase agreement, we paid $13 million to ChevronTexaco. As part of the transition, we also provided scheduling, accounting and reporting services to ChevronTexaco through June 2003. In connection with the termination of the transition agreement, ChevronTexaco paid us $13.5 million in September 2003 as final settlement for the net payable and receivable balances.

Natural Gas Liquids.    We also engage in other transactions with ChevronTexaco, including purchases and sales of natural gas and natural gas liquids. We also own a 63% interest in Versado Gas Processors, LLC, a joint venture with ChevronTexaco which purchases and processes natural gas in the portion of the mature Permian Basin located in Southeast New Mexico. We have a contractual right to process substantially all of ChevronTexaco’s gas in North America. During 2003, ChevronTexaco gas accounted for 46% of the total volume of gas we processed. We also have refinery services contracts with various ChevronTexaco refineries that require us to obtain, on behalf of the refineries, natural gas liquids feedstocks that each refinery requires on a daily basis and which allow us to market excess liquefied petroleum gas produced during the refining process. These agreements extend through August 2006. In 2003, approximately 32% of our natural gas liquids sales were made to ChevronTexaco or one of its affiliates pursuant to these refinery agreements and pursuant to an agreement we have with Chevron Phillips Chemical Company. In the latter agreement, we supply a significant portion of Chevron Phillips Chemical’s natural gas liquids feedstock needs in the Texas Gulf Coast area.

Additionally, we have the right to purchase or market substantially all of ChevronTexaco’s natural gas liquids pursuant to a Master Natural Gas Liquids Purchase Agreement that extends through August 31, 2006. In 2003, approximately 37% of the natural gas liquids we purchased for our wholesale propane and natural gas liquids marketing businesses was purchased from ChervonTexaco and its affiliates.

We believe that the transactions with ChevronTexaco and its affiliates discussed above were executed on terms that are fair and reasonable.

Equity Investments.    We hold investments in joint ventures in which ChevronTexaco or its affiliates are also investors. These investments include a 22.9% ownership interest in Venice Energy Services Company, L.L.C., which holds a pipeline gathering system, a processing plant, a fractionator and an underground natural gas liquids storage facility in Louisiana; and a 50% ownership interest in Nevada Cogeneration Associates #2, which holds our Black Mountain power generation facility in Nevada. During the year ended December 31, 2003, our portion of the net income from these joint ventures was approximately $10 million.

Series B Exchange.    In August 2003, we consummated a restructuring of the $1.5 billion in Series B Mandatorily Convertible Redeemable Preferred Stock, which we refer to as the Series B preferred stock, previously held by CUSA. Pursuant to the restructuring, which we refer to as the Series B Exchange, CUSA exchanged its Series B preferred stock for the following:

•	a $225 million cash payment;

•	$225 million principal amount of our Junior Unsecured Subordinated Notes due 2016, which we refer to as the junior notes; and

•	8 million shares of our Series C Convertible Preferred Stock due 2033 (liquidation preference of $50 per share), which we refer to as the Series C preferred stock.

The junior notes bear interest at a rate of 9.00% per annum during the first two years and a rate of 13.75% per annum thereafter, in each case compounded semi-annually and, at our option, payable in kind by issuance of additional junior notes. The junior notes are subject to mandatory and optional prepayment provisions. In September 2003, we used proceeds of approximately $2 million from the sales of certain non-strategic generation investments to redeem a portion of the junior notes as a result of which capacity under our revolving credit facility was reduced by approximately $2 million. Further, if we consummate the agreed sale of Illinois Power Company to Ameren Corp., we must use 75% of the net cash proceeds to prepay the junior notes. Please read our Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of our obligations to prepay the junior notes with the proceeds from asset sales, including the agreed sale of Illinois Power to Ameren Corp.

Subject to shareholder approval, the shares of Series C preferred stock generally are convertible into Class B common stock, at the holder’s option, at a price of $5.78 per share. If we have not obtained shareholder approval of the convertibility of the Series C preferred stock before August 11, 2004, the dividend rate on the Series C preferred stock will increase from 5.5% to 10% per annum until such time as we obtain shareholder approval or it is determined that such approval is not required under applicable regulations. These dividends are payable in February and August of each year, but we may defer payments for up to 10 consecutive semi-annual periods. On February 11, 2004, we made the first semi-annual dividend payment on the Series C preferred stock of $11 million, as a result of which capacity under our revolving credit facility was reduced by $11 million. Please read Proposal 2—“Approval of the Convertibility of our Series C Preferred Stock” for a discussion of the requirement that our shareholders approve the convertibility of the Series C preferred stock.

Additionally, following the third anniversary of the Lock-Up Period (as defined below), we may cause the Series C preferred stock to be converted into shares of our Class B common stock at any time the closing price of our Class A common stock exceeds 130% of the conversion price then in effect for at least 20 trading days within any period of 30 consecutive trading days prior to such conversion, provided that the shareholder approval described above is obtained. For purposes of the preceding sentence, the “Lock-Up Period” means the earlier of (a) February 11, 2005 and (b) the date 120 days after the consummation of one or more public or private sales of our qualified capital stock resulting in gross proceeds to us of at least $250 million. At any time after the tenth anniversary of the closing of the Series B Exchange, we may redeem all outstanding shares of Series C preferred stock for a redemption price equal to $50 per share plus accrued and unpaid dividends.

Further, until the earlier of (a) February 11, 2005 and (b) 120 days after one or more public or private sales of our qualified capital stock resulting in gross proceeds to us of at least $250 million, CUSA may not transfer its shares of Series C preferred stock, except to its affiliates.

As part of the Series B Exchange, we also renegotiated certain prepayment arrangements with ChevronTexaco such that ChevronTexaco returned to us approximately $40 million in pre-payments relating to our commodity purchase obligations and reduced our prepayment obligation from one month to one week.

For a complete description of the Series B Exchange, please read our Annual Report on Form 10-K for the year ended December 31, 2003 and the agreements we entered into with CUSA in connection with the Series B Exchange incorporated by reference therein.

Shareholder Agreement.    In connection with the Series B Exchange, we and CUSA amended and restated our existing shareholder agreement. This amended and restated shareholder agreement, among other things, contains changes to give effect to CUSA’s acquisition of the Series C preferred stock. Also, we agreed not to take any action that would cause CUSA’s ownership interest in our voting stock to exceed 40% of our outstanding voting securities. With respect to the Series C preferred stock, only shares of common stock issued upon an optional conversion by CUSA are counted in calculating the 40% threshold. CUSA also waived its preemptive rights in respect of any issuances of equity in connection with our August 2003 recapitalization and with respect to up to $250 million in issuances of qualified capital stock. CUSA continues to have preemptive rights with respect to other equity issuances we might make, including issuances of common stock pursuant to our employee benefit plans. Please read Proposal 3—“Approval of Continuation of Preemptive Rights Granted to CUSA with Respect to Future Issuances of Equity Securities.” We also amended our Bylaws to reflect our exit from the natural gas marketing business.

For a complete description of the amended and restated shareholder agreement, please read our Annual Report on Form 10-K for the year ended December 31, 2003 and the amended and restated shareholder agreement incorporated by reference therein.

Registration Rights Agreements.    In connection with the Series B Exchange, we and CUSA amended and restated our existing registration rights agreement and entered into two new registration rights agreements. The existing registration rights agreement was amended and restated to, among other things, cover the common stock issuable upon conversion of the Series C preferred stock and restricts CUSA’s ability to exercise its registration rights for a period of time following the Series B Exchange. The two new registration rights agreements, among other things, grant the holders of Series C preferred stock and junior notes specified resale rights, exchange offer rights and shelf registration rights for their securities.

Conflicts of Interest.    ChevronTexaco, one of the world’s largest integrated energy companies, is involved in every aspect of the energy industry, from oil and gas exploration and production to transportation, refining and retail marketing, as well as chemicals manufacturing and sales and power production. ChevronTexaco’s present operations and its pursuit of future opportunities may overlap with our operations and strategy. There are no contractual limits on ChevronTexaco’s ability to compete with us. Conflicts of interest may arise between ChevronTexaco, its affiliates and us as we each pursue business opportunities.

We have procedures in place designed to mitigate any such conflicts of interest. Under Article IV, Section E(3) of our Audit and Compliance Committee charter, our Audit and Compliance Committee is responsible for reviewing and approving potential conflicts of interest between or among affiliated shareholders, management and Dynegy. The Audit and Compliance Committee delegates its authority on these matters to the full Board from time to time, and it did so in connection with the Series B Exchange. Additionally, for transactions involving ChevronTexaco, the representatives of ChevronTexaco serving on our Board are recused from the Board’s decision-making process with respect to the consummation of any such transactions. All of our directors, including the representatives of ChevronTexaco serving on our Board, are subject to our Code of Business Conduct and Ethics, which requires disclosure to the Board of potential conflicts of interest and recusal from deliberation and voting on matters that could raise an actual or potential conflict of interest.

Transactions with Directors and Executive Officers

General.    We engaged in certain transactions with directors and executive officers or their immediate family members in 2003. Following is a description of these transactions.

Dynegy Inc. Short-Term Executive Stock Purchase Loan Program.    In July 2001, we established the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program pursuant to which eligible employees, including certain of our officers, were loaned funds to acquire Class A common stock through market purchases. We terminated this program as it related to new loans effective June 30, 2002. The notes bear interest at the greater of 5% or the applicable federal rate as of the loan date, are full recourse to the participants and mature on December 19, 2004. At December 31, 2003, an aggregate of approximately $8 million, which included accrued and unpaid interest, was owed to us under this program.

In connection with our October 2002 restructuring, we offered to forgive 50% of the outstanding balance under loans established through this program effective as of January 15, 2003, April 15, 2003, July 15, 2003 or October 15, 2003, at the particular employee’s election, in exchange for the payment of related federal income taxes by the particular employee. In order to provide incentives to those employees with outstanding loans under this program to remain with us post-restructuring, we agreed to forgive one-half of the remaining balance of each of their loans on or before December 31, 2003 and to forgive the then remaining balance under each such loan on or before December 19, 2004, subject to achievement of specified employment objectives. For employees terminated as part of the restructuring, the remaining balance outstanding under each loan matures and is due and payable on December 19, 2004. Interest rates charged under these loans remain unchanged.

Two of our Named Executive Officers, R. Blake Young and Alec G. Dreyer, had outstanding loans under this program during 2003. In September 2003, Mr. Young paid the full amount of $642,536 outstanding under his loan, which included accrued interest. On January 15, 2003, we forgave 50% of the $166,720 balance outstanding under Mr. Dreyer’s loan, including accrued interest, and on October 15, 2003, we forgave the remaining balance. In connection with this forgiveness, which is permitted by Section 402 of the Sarbanes-Oxley Act, Mr. Dreyer remitted $50,998 for payment of his resulting federal income tax obligations and executed a release relating to any claims he might have under the loan program. The loan amounts set forth above in this paragraph with respect to Messrs. Dreyer and Young represent the largest aggregate amount of such indebtedness outstanding during 2003.

Alec G. Dreyer Relocation Loan.    In connection with our February 2000 merger with Illinova and the execution of his employment agreement with us, Mr. Dreyer received a $300,000 loan from us to assist him with his relocation to Houston. The loan bears interest at 6.5% per annum, is secured by bonus payments payable to Mr. Dreyer following the date thereof and is payable in five annual installments of $60,000 through March 1, 2005 or, if earlier, 10 days after the termination of his employment. Mr. Dreyer received bonus payments for 2001, 2002, 2003 and 2004 in sufficient amounts to satisfy the then owing annual installments under this loan. The highest amount outstanding under this loan in 2003, including accrued interest, was $180,000; the current balance is approximately $60,000. See “Summary Compensation Table” for further discussion.

Advancement of Legal Expenses.    The Board of Directors previously approved, and during 2003 we advanced, amounts to cover the legal expenses of some of our current and former directors and executive officers relating to their involvement in investigations and litigation matters affecting us. For 2003, payments of approximately $300,000 in the aggregate were made with respect to the legal expenses incurred by Messrs. Bayless, Dienstbier, Stewart and Watson and Otis J. Winters, who served as a director from January – May 2003, and payments totaling approximately $26,416 were made to cover legal expenses incurred by Stephen Furbacher, one of our Executive Vice Presidents.

Fees Paid to Law Firm of Immediate Family Member of Barry J. Galt.    We have engaged the law firm of Johnson Finkel Deluca & Kennedy, P.C. to provide legal services for us in connection with certain collections claims and other routine matters, including claims involving breach of contract, personal injury and property damage. During 2003, we paid Johnson Finkel fees of approximately $280,000 in exchange for such services. Thomas D. Kennedy, a member of Johnson Finkel, is the son-in-law of Barry J. Galt, one of our directors. Mr. Galt was not involved in our engagement of Johnson Finkel, which we initially engaged before Mr. Galt joined our Board, and has no direct or indirect material interest in these transactions. The Board considered this relationship in making an affirmative determination as to Mr. Galt’s independence under the applicable NYSE and SEC standards. Please see “Corporate Governance—Affirmative Determinations Regarding Director Independence and Other Matters” above for further discussion of the Board’s independence determinations.

Audit and Compliance Committee Report

Our Board of Directors has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board of Directors. The charter, which was amended and restated in November 2003, is attached as Appendix A to this proxy statement. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with generally accepted auditing standards and issuing their report based on that audit. Under the Audit and Compliance Committee’s charter, the primary function of the Audit and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of our internal audit function and the independent auditors. The Audit and Compliance Committee is also directly responsible for selecting and evaluating the independent auditors, reviewing, with the independent auditors, the plans and scope of the audit engagement and reviewing with the independent auditors their objectivity and independence.

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003:

•	The Audit and Compliance Committee reviewed and discussed the audited financial statements with the independent auditors and management.

•	The Audit and Compliance Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the auditors to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors’ judgment about the quality of our accounting principles.

•	The Audit and Compliance Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general, Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit and Compliance Committee any relationship between the auditors and its related entities and us that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit and Compliance Committee also considered whether the independent auditors’ provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2003 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit and Compliance Committee of the Board of Directors:

Robert C. Oelkers (Chairman)

Charles E. Bayless

Linda Walker Bynoe

Barry J. Galt

Patricia A. Hammick

William L. Trubeck

Principal Accounting Fees and Services

The firm of PricewaterhouseCoopers LLP has been our independent auditors since 2002, and our Audit and Compliance Committee has approved the selection of PricewaterhouseCoopers LLP as the independent auditors to examine our accounts and the accounts of our consolidated subsidiaries for the year ending December 31, 2004. Set forth below is a summary of the fees we paid PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2002 and 2003.

Audit Fees.    As of March 15, 2004, audit fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2002 and 2003 approximated $6.8 million and $17.0 million, respectively. Of the $17.0 million billed for 2003, approximately $3.3 million relates to the audit of our 2003 consolidated financial statements and the 2003 consolidated financial statements of our two subsidiary SEC registrants, Dynegy Holdings Inc. and Illinois Power Company, and approximately $13.0 million relates to the re-audit of our 1999-2001 financial statements, the audit of our 2002 consolidated financial statements and the audit of the 2002 consolidated financial statements of Dynegy Holdings Inc. and Illinois Power Company. Additionally, we expect to be billed up to another $1.2 million in audit fees related to the 2003 audit. Audit fees for the periods presented consisted primarily of the audit and quarterly reviews of our consolidated financial statements, including the re-audit of our and Dynegy Holdings Inc.’s 1999-2001 consolidated financial statements, and the consolidated financial statements of Dynegy Holdings Inc. and Illinois Power Company; statutory audits of subsidiaries otherwise required by governmental or regulatory bodies or lenders, including Northern Natural Gas Company, which we acquired and later sold in 2002, and a previously proposed master limited partnership; and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.    As of March 15, 2004, audit-related fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2002 and 2003 approximated $50,000 and $50,000, respectively. Additionally, we expect to be billed another $9,500 in audit-related fees for services provided through the date of this proxy statement. Audit-related fees for the periods presented consisted primarily of assurance and related services reasonably related to the audit of our financial statements that are not reported under the caption “Audit Fees” above, such as accounting consultations relating to the proposed sale of Illinois Power Company and the acquisition and sale of Northern Natural Gas Company.

Tax Fees.    As of March 15, 2004, tax fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2002 and 2003 approximated $875,000 and $605,000, respectively. Tax fees for the periods presented consisted primarily of professional services provided for preparation of federal and state tax returns; review of tax returns prepared by our management; and asset classification studies relating to certain generation projects.

All Other Fees.    As of March 15, 2004, all other fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2002 and 2003 approximated $2.1 million and $134,000, respectively. Additionally, we expect to be billed another $31,000 in all other fees for services provided through the date of this proxy statement. Other fees for the periods presented consisted primarily of the following services (amounts approximated):

•	$1.0 million relating to investigations into round-trip energy trades, which primarily was billed in 2002;

•	$520,000 relating to consultation in connection with our review and analysis of the Project Alpha transaction, which was billed in 2002;

•	$520,000 relating to consultation in connection with supply chain management, which was billed in 2002, with respect to which PricewaterhouseCoopers was engaged prior to being appointed our independent auditors;

•	$75,000 relating to consultation in connection with our exit from overseas operations, which was billed in 2003; and

•	$56,000 relating to assistance with internal audit projects, including approximately $33,000 relating to an assessment of the security of a management information system at Illinois Power Company, which was billed in 2002 and 2003.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP, our independent auditors. The Audit and Compliance Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by our independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-

approvals, the Audit and Compliance Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the Chairman the authority to grant certain specific pre-approvals within the specified limits approved by the Audit and Compliance Committee; provided, however, that between regularly scheduled meetings the Chairman may grant pre-approval with respect to extensions of or changes to services that have previously been pre-approved by the Audit and Compliance Committee in amounts up to $50,000. The Chairman is required to report the granting of any pre-approvals to the Audit and Compliance Committee at its next regularly scheduled meeting. The policy prohibits the Audit and Compliance Committee from delegating to management the committee’s responsibility to pre-approve services performed by the independent auditors. In fact, if making the determination as to whether a particular service is of the type generally pre-approved by the Audit and Compliance Committee requires our management to exercise any independent judgment or discretion, such service may not be provided by the independent auditors unless such service is authorized by the Chairman or specifically pre-approved by the committee. When Dynegy engages the independent auditor to perform services based on a general pre-approval, our CFO or, in his or her absence, our Controller is required to, as soon thereafter as reasonably practicable, notify the Chairman of such engagement and provide a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by our CFO or, in his or her absence, our Controller. Generally, each such request must include a joint statement to the effect that neither the submitting officer nor the independent auditors believe the proposed engagement would impair the auditors’ independence. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

None of the services described above were provided to us pursuant to the de minimus exception provided for in applicable SEC rules and regulations.

Prior Auditors of Dynegy

On March 15, 2002, our Board of Directors dismissed Arthur Andersen LLP as our independent public accountants and engaged PricewaterhouseCoopers LLP to serve as our independent public accountants for 2002. The appointments of PricewaterhouseCoopers LLP for the years ending December 31, 2002 and December 31, 2003 were ratified by our shareholders at our 2002 and 2003 annual shareholder meetings, respectively.

Arthur Andersen’s report on our consolidated financial statements for 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen later withdrew its 2001 audit opinion in connection with further analysis of the accounting treatment of Project Alpha, a structured natural gas transaction we executed in April 2001.

During 2001 and through March 19, 2002 (the date we filed a Current Report on Form 8-K disclosing our dismissal of Arthur Andersen), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

During 2001 and through March 19, 2002, we did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Compensation and Human Resources Committee Report on Executive Compensation

General Compensation Philosophy.    The Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors, which is currently comprised solely of independent directors in accordance with NYSE Listing Standards, administers our executive compensation program. The Compensation Committee’s primary responsibility is to administer this program in furtherance of our interests and those of our shareholders.

Our executive compensation philosophy has three primary objectives:

(1)	to attract, retain and motivate highly qualified executives;

(2)	to reward executives appropriately for their contributions to our stock price performance and the attainment of key strategic goals and objectives; and

(3)	to align the interests of executives and shareholders through equity-based plans and performance measures.

Our goal is to provide our executives with a total compensation package that—at expected levels of performance—is competitive to the market median for executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Base salaries, annual cash bonus incentives and long-term stock incentives are reviewed annually to ensure consistency with our total compensation philosophy. Long-term stock incentive grants are made to executives, managers and key employees following a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation.

The Compensation Committee primarily compares our executive compensation program to Fortune 500 and other companies that engage in one or more similar lines of business or are otherwise considered peers, as well as general industry companies of comparable size. The Compensation Committee also consults regularly with outside consultants experienced in executive compensation and utilizes extensive nationwide survey data that tracks compensation trends for peer and general industry companies against which we benchmark our pay levels. For 2003, the peer companies used for purposes of determining executive compensation differed slightly from the peer companies used for comparison based on total shareholder returns. Please read “Shareholder Return Performance Presentation” below for a discussion of the peer companies selected for comparison of shareholder returns.

During 2003, our executive compensation program consisted of three main components:

(1)	base salary;

(2)	potential for an annual cash bonus based on overall company performance, achievement of Board-approved strategic goals and objectives and individual performance; and

(3)	potential for stock-based incentives, which are intended to encourage superior performance and to align executive officer and shareholder interests.

The second and third elements constitute the “at risk” portion of the compensation program.

The Compensation Committee’s policies with respect to each component of the program, including the basis for the compensation of the CEO, are described below. The Compensation Committee consults with the CEO in reviewing the individual performance and compensation of key executives (other than the CEO). The Compensation Committee reviews the CEO’s performance and compensation at least annually and, for 2003, such compensation was approved by the non-management directors.

Base Salaries.    The Compensation Committee reviews at least annually the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are made based upon the executive’s position relative to competitive market medians as measured by periodic compensation surveys, as well as individual performance as measured against pre-established individual objectives. Base salaries are targeted at competitive median levels when compared to an industry group that includes peer group companies and general industry companies similar in size to Dynegy. In January 2004, the Compensation Committee reviewed Mr. Williamson’s base salary of $1,000,000 and determined not to increase his salary for 2004, as his current salary was determined to be competitively positioned relative to the market median. Base salary increases awarded to the Named Executive Officers are described above under “Employment Agreements.” The Compensation Committee was advised by a third-party executive compensation consultant.

Annual Cash Bonus Incentives.    During 2003, our mechanism for awarding annual cash bonuses to our executive officers was the Dynegy Inc. Short Term Incentive Plan. All non-represented employees are eligible participants in the Short Term Incentive Plan. The basis for payment of annual cash bonuses under the Short Term Incentive Plan is a combination of attaining specified corporate performance goals—earnings per share, free cash flow and return on capital employed—as well as strategic goals and objectives, in each case approved by the Board of Directors; individual performance; and competitiveness with comparable external positions as measured by periodic compensation surveys. The Board-approved strategic goals and objectives included, among others, the following:

(1)	the restructuring and refinancing transactions that resulted in the renewal of our primary revolving credit facility through February 2005 and the extension of a substantial portion of our near-term debt maturities to 2008 and beyond;

(2)	the restructuring of the Series B preferred stock previously held by CUSA, with respect to which we captured a $650 million discount; and

(3)	the sale of our global communications business and substantial progress made in our ongoing exit from the marketing and trading business.

Based on these factors, including significant achievements relative to the Board-approved strategic goals and objectives, the Compensation Committee determined in January 2004 to pay bonuses for 2003. Mr. Williamson was awarded a bonus in the amount of $1,000,000 based on Dynegy’s 2003 performance relative to the Board-approved strategic goals and objectives and Mr. Williamson’s leadership in achieving such performance.

In 2003, the Mid Term Performance Incentive Award Plan was introduced to reward select leaders for stock price appreciation during 2004 and 2005. This program is currently limited to the Named Executive Officers and approximately ten other key officers, each of whom is eligible to receive cash compensation of up to 200% of their annual base salary paid in two installments (first quarter of 2005 and first quarter of 2006), based on our stock performance during the last thirty trading days in 2004 and over the entire year in 2005.

Long-Term Stock Incentives.    The long-term stock incentive component of our executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of stock price appreciation and total shareholder return. We award long-term stock incentives pursuant to the 2000 Long-Term Incentive Plan, the 2002 Long-Term Incentive Plan and the 2001 Non-Executive Stock Incentive Plan.

Historically, the Compensation Committee administered our long-term stock incentive program through annual grants of stock options to executive officers and key employees. For 2003, the Compensation Committee continued its practice of granting conventional stock options to a limited number of executives, managers and key employees based on a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation. These options were granted on February 10, 2004 with an exercise price equal to the market price for our common stock on that date and vest in one-third increments over the next three years. Also for 2003, in addition to grants of stock options, the Compensation Committee granted restricted stock awards to this limited number of individuals. These restricted stock awards were granted on

February 10, 2004 based on the market price of our common stock on that date and vest in full on the three-year anniversary of the grant date. The Compensation Committee introduced the element of restricted stock awards in furtherance of a number of goals, including retention of top management, alignment with shareholder interests and current market practices and reduced shareholder dilution. With respect to shareholder dilution, because restricted shares provide potentially greater value on a share-for-share basis when compared to conventional stock options, we granted fewer shares of restricted stock as compared to the number of conventional stock options that would have been granted for the same value of compensation provided. In addition, because we began expensing stock options in 2003, the accounting impact of the restricted stock grants relative to grants of conventional stock options is largely neutral.

The basis for payment of long-term stock incentives is similar to that for payment of annual bonuses—i.e., a combination of attaining corporate performance goals and accomplishing strategic goals and objectives, as well as individual performance and competitiveness with the market median. For 2003, third-party executive compensation consultants provided market data regarding award levels and the appropriate proportion of conventional stock options to restricted stock, with respect to which the Compensation Committee sought to grant long-term stock incentives with a value competitive to the market median. Generally, the value of each individual’s long-term stock incentive award was comprised of 65% conventional stock options and 35% restricted stock. Due to the relative certainty of the value represented by the restricted stock grants, the Compensation Committee applied a 33% discount to such value for each individual award. This discount was recommended by a third-party executive compensation consultant and is considered to be consistent with the practices of similarly situated companies.

For 2003, Mr. Williamson was granted 405,928 stock options with an exercise price equal to $4.48, the market price of our common stock on the grant date (February 10, 2004) and 435,268 shares of restricted stock. Mr. Williamson’s long-term stock incentives were based on competitive market analysis of the peer companies described above as well as general industry companies of comparable size, against which individual performance was measured. The Named Executive Officers and other key officers generally received long-term stock incentives comprised of 65% conventional stock options and 35% restricted stock. Conversely, Mr. Williamson’s long-term stock incentives were comprised of 35% conventional stock options and 65% restricted stock. Mr. Williamson’s long-term stock incentives were awarded in these proportions to provide for a greater degree of outright stock ownership, because Mr. Williamson already held a significant number of conventional stock options, and to further assure the alignment of Mr. Williamson’s interests with those of our shareholders.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to the company’s CEO and four other most highly compensated executive officers, as reported in this proxy statement. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards. In general, Dynegy believes that compensation relating to market-value stock options and restricted shares granted under our long-term stock incentive plans should be excluded from the $1,000,000 limitation. The Compensation Committee believes that maintaining the discretion to evaluate the performance of Dynegy management is an important part of its responsibilities and inures to the benefit of our shareholders. The Compensation Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Conclusion.    The Compensation Committee believes that the executive compensation philosophy that it has adopted effectively serves Dynegy’s interests and those of our shareholders. It is the Compensation Committee’s intention that the compensation delivered to executive officers be commensurate with company performance.

The individuals who served as members of the Compensation Committee during deliberations concerning executive compensation for 2003 are listed below. No member of the Compensation Committee was an officer or employee of Dynegy or any of its subsidiaries during 2003.

Compensation Committee

Barry J. Galt (Chairman)

Linda Walker Bynoe

Joe J. Stewart

William L. Trubeck

John S. Watson

Shareholder Return Performance Presentation

The performance graph shown on the following page was prepared by Standard & Poor’s IMS (Institutional Market Services), a division of McGraw-Hill, Inc., using data from the Standard & Poor’s IMS Database for use in this proxy statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

1.	One hundred dollars ($100) was invested in Dynegy Class A common stock, the S&P 500, the 2003 Group (as defined below) and the 2002 Group (as defined below) on December 31, 1998.

2.	The returns of each component company in the 2003 Group and the 2002 Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

3.	Dividends are reinvested on the ex-dividend dates.

Our peer group for the fiscal year ended December 31, 2003 (the “2003 Group”) comprises AES Corporation; Aquila Inc.; Calpine Corporation; El Paso Corporation; Reliant Resources, Inc.; and The Williams Companies, Inc. Our peer group for the fiscal year ended December 31, 2002 (the “2002 Group”) comprised AES Corporation; Aquila Inc.; Calpine Corporation; CenterPoint Energy, Incorporated; Dominion Resources Inc.; Duke Energy Corporation; El Paso Corporation; Mirant Corporation; Reliant Resources, Inc.; and The Williams Companies, Inc.

For our 2003 Peer Group, we eliminated Mirant Corporation; CenterPoint Energy Incorporated; Dominion Resources Inc.; and Duke Energy Corporation. We eliminated these companies as a result of changes in business and financial activities and strategies in an attempt to better reflect our current industry peers based on size and business focus. Our current business operations are focused primarily in three areas of the energy industry: power generation; natural gas liquids; and regulated energy delivery. Because of our diverse business strategy, our 2003 Peer Group includes peer companies with similar business strategies, as well as companies that compete with us in a single line of business.

TOTAL SHAREHOLDER RETURNS

(Dividends Reinvested)

	ANNUAL PERFORMANCE Year Ending December 31,
Company Name / Index	1998	1999	2000	2001	2002	2003
Dynegy Inc.	$100	222.87	713.65	327.00	15.30	55.51
S&P 500 Index	$100	121.04	110.02	96.95	75.52	97.18
2003 Peer Group	$100	124.84	205.53	102.89	16.19	33.13
2002 Peer Group	$100	99.42	170.99	113.13	41.92	55.91

PROPOSAL 2

APPROVAL OF THE CONVERTIBILITY OF OUR SERIES C PREFERRED STOCK

In August 2003, we consummated a restructuring of the $1.5 billion in Series B preferred stock previously held by CUSA. As part of the Series B Exchange, we issued 8 million shares of Series C preferred stock to CUSA. The Series C preferred stock is convertible into our Class B common stock at a conversion price of $5.78 per share, subject to specified adjustments relating to stock dividends and other similar transactions. As a result, the Series C preferred stock would be convertible into 69,204,152 shares of our Class B common stock, which if fully converted would result in ChevronTexaco beneficially owning approximately 37% in the aggregate of our outstanding Class A and Class B common stock.

NYSE Rule 312.03(b) generally requires shareholder approval prior to the issuance of common stock or of securities convertible into common stock to a substantial security holder of the listed company or of a subsidiary, affiliate or other closely-related person of a substantial security holder of the listed company if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. As part of effecting the Series B Exchange, we agreed to solicit shareholder approval for the issuance of the Class B common stock upon the conversion of the Series C preferred stock.

You should note that from and after August 11, 2004, if we have not obtained shareholder approval to issue the Class B common stock issuable upon conversion of the Series C preferred stock, the dividend rate on the Series C preferred stock will increase from 5.5% to 10% per annum until such time as we obtain shareholder approval or it is determined that such approval is not required. CUSA has agreed to vote all of its shares of Class B common stock in favor of this proposal.

The Series B Exchange

Exchange Agreement.    The shares of Series B preferred stock provided for a mandatory redemption on November 13, 2003. Based on our substantial debt obligations, liquidity position, limitations under applicable state law and limitations in our primary credit facility in respect of redemptions of equity securities, we did not expect to be able to redeem the shares of Series B preferred stock in full on or before November 13, 2003. In exchange for all of the outstanding shares of Series B preferred stock CUSA held and any existing or future claims relating to the Series B preferred stock that CUSA may have had, we gave CUSA $225 million in cash, $225 million principal amount of our junior notes and 8 million shares of our Series C preferred stock.

In connection with the Series B Exchange, we and CUSA entered into related transactions involving our existing shareholder agreement and three registration rights agreements. For details of the amended and restated shareholder agreement, the amended and restated registration rights agreement and two new registration rights agreements, see “Certain Relationships and Related Transactions—Series B Exchange,” “—Shareholder Agreement” and “—Registration Rights Agreements.”

Series C Preferred Stock.    In connection with the Series B Exchange, we issued CUSA 8 million shares of Series C preferred stock with a liquidation preference of $50 per share. The rights, preferences and privileges of the Series C preferred stock are complex and are summarized only briefly as follows. Shareholders are referred to the full description of such securities contained in the Statement of Resolution attached hereto as Appendix B.

•

Conversion.    Upon receipt of shareholder approval as set forth above, shares of Series C preferred stock are convertible at the option of the holder into shares of our Class B common stock if held by CUSA (and Class A common stock if held by any other person) so long as our Class A common stock during each of the 20 trading days immediately prior to the proposed conversion date is at least 100% of the conversion price. The initial conversion price of the Series C preferred stock is $5.78 per share and is subject to specified adjustments relating to stock dividends and other similar transactions. Upon conversion of the Series C preferred stock, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock.

The Series C preferred stock is also subject to mandatory conversion at our option under specified circumstances. Upon such mandatory conversion, accrued and unpaid dividends may be paid in cash or converted into shares of our common stock at the average closing market price of our common stock for the next five trading days following conversion.

•	Dividends; Liquidation. Dividends are payable at the rate of 5.5% per annum in cash semi-annually, subject to increase to 10% per annum if we have not obtained shareholder approval on or before August 11, 2004 for the conversion of the Series C preferred stock. We may defer dividend payments for up to 10 consecutive semi-annual dividend payment periods. During any deferral period or at any time when dividends are not being paid in cash, we may not pay any dividends or make other distributions on our common stock.

•	Maturity. Upon the maturity of the Series C preferred stock on August 11, 2033, each share will entitle the holder to receive payment of the $50 liquidation preference, plus any accrued and unpaid dividends. The Series C preferred stock is subject to mandatory redemption upon maturity or upon our failure to make payments at the end of any dividend deferral period.

•	Voting. Other than as required by law, holders of the Series C preferred stock have no voting rights.

•	Optional Redemption. At any time after August 11, 2013, we may redeem all of the Series C preferred stock for a redemption price equal to the $50 liquidation preference per share plus all accrued and unpaid dividends.

•	Change of Control. Upon a change of control (as defined in the Statement of Resolution establishing the Series C preferred stock), each holder of Series C preferred stock can require us to purchase their shares at the $50 liquidation preference per share plus accrued and unpaid dividends.

•	Transfer Restrictions. CUSA may not transfer its Series C preferred stock (other than to affiliates) until the earlier of (a) February 11, 2005 and (b) 120 days after one or more public or private sales of our qualified capital stock resulting in gross proceeds to us of at least $250 million.

The approval of the convertibility of the Series C preferred stock into shares of our Class B common stock requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Under Illinois law, an abstention has the same legal effect as a vote against the proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter.

Given the significant increase in the interest rate of the Series C preferred stock if shareholder approval is not obtained, the Class A common stock directors unanimously recommend that shareholders vote “FOR” approving the convertibility of the Series C preferred stock into shares of our Class B common stock and the issuance of these shares of Class B common stock upon such conversion as described above.

PROPOSAL 3

APPROVAL OF POTENTIAL ISSUANCE OF CLASS B COMMON STOCK UNDER

PREEMPTIVE RIGHTS GRANTED TO CUSA

In connection with our February 2000 acquisition of Illinova, we entered into a shareholder agreement pursuant to which CUSA had preemptive rights to purchase its proportionate share of our common stock in connection with our equity issuances. The shareholder agreement was approved by our shareholders in connection with their approval of the Illinova transaction. In connection with the Series B Exchange, we entered into an amended and restated shareholder agreement with CUSA. The amended and restated shareholder agreement, among other things, provides CUSA with preemptive rights to purchase its proportionate share of our common stock in connection with specified equity issuances.

NYSE Rule 312.03(b) generally requires shareholder approval prior to the issuance of common stock or of securities convertible into common stock to a substantial security holder like CUSA if the number of shares to be issued exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. If the sale of stock to the substantial security holder is made for cash at a price at least as great as the book and market values of the issuer’s common stock, then five percent would be the threshold for shareholder approval, rather than one percent. Based on discussions with representatives of the NYSE, we understand that the NYSE policy permits shareholders to grant a blanket approval of the issuance of common stock or securities convertible into common stock if those issuances are to be made under preemptive rights. Under this policy, these preemptive rights are subject to further shareholder approval every five years thereafter. Accordingly, because we do not expect to have another shareholder meeting before February 2005, which represents the five-year anniversary of our Illinova acquisition, we are seeking to obtain shareholder approval for the potential issuance of Class B common stock upon exercise of CUSA’s preemptive rights which may occur over the next five years.

Generally, the amended and restated shareholder agreement provides that we must, upon the issuance of equity securities, give CUSA the opportunity to purchase its proportionate share of our common stock. The cash price CUSA will pay for such shares is equal to (a) in a public offering, the issuance price of such securities; or (b) in a non-public offering, the fair market price of such securities determined by (x) the 20-day average closing price for such securities on the relevant primary trading market or (y) if necessary, our Board of Directors. To the extent these preemptive rights give CUSA the right to purchase Class A common stock, it instead will be issued Class B common stock on a one-for-one basis. Also, to the extent CUSA is entitled to purchase any other voting securities, we and CUSA will negotiate in good faith and agree upon the nature of the securities and, if applicable, the restrictions on or privileges of such securities to effect the purposes of the amended and restated shareholder agreement. CUSA’s preemptive rights do not extend to (a) any equity securities we issue in connection with our August 2003 restructuring and refinancing transactions; or (b) up to an additional $250 million in equity securities we may issue in public offerings.

The approval of the potential issuance of Class B common stock upon exercise of CUSA’s preemptive rights requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter.

If we are unable to obtain shareholder approval of these preemptive rights, we will be unable to issue greater than one percent, or in some cases five percent, of our outstanding common stock (or securities convertible therefore) to CUSA pursuant to its preemptive rights and remain in compliance with NYSE Rule 312.03(b) unless we obtain shareholder approval for each such issuance. A failure to remain in compliance with either the NYSE Rules or our amended and restated shareholder agreement with CUSA may subject us to adverse consequences; however, we cannot predict with certainty the actions we would be required to take relative to

CUSA and the NYSE, or what actions those parties may take relative to us, if we failed to receive the necessary shareholder approvals.

Accordingly, the Class A common stock directors unanimously recommend a vote “FOR” approving the potential issuance of Class B common stock upon exercise of CUSA’s preemptive rights. We expect that CUSA will vote its shares of Class B common stock in favor of this proposal.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Compliance Committee has appointed the firm of PricewaterhouseCoopers LLP as independent auditors of Dynegy and its consolidated subsidiaries for the fiscal year ending December 31, 2004, and the Board of Directors recommends that the shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that we submit the appointment of independent auditors to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will consider the appointment of other independent auditors if the shareholders choose not to ratify the appointment of PricewaterhouseCoopers LLP. The Audit and Compliance Committee may terminate the appointment of PricewaterhouseCoopers LLP as Dynegy’s independent auditors without the approval of the shareholders whenever the Audit and Compliance Committee deems such termination appropriate.

PricewaterhouseCoopers LLP served as our independent auditors for 2003. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

The Board of Directors unanimously recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Dynegy’s independent auditors for the fiscal year ended December 31, 2004.

SHAREHOLDER PROPOSALS

Proponents of two shareholder proposals have stated that they intend to present the following proposals at the annual meeting. If the shareholder, or a representative who is qualified under state law, is present and submits his or her proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the shareholder proposals and any supporting statement exactly as submitted by the proponents. We are not responsible for the contents of the shareholder proposals or supporting statements. Our Board of Directors has recommended a vote against these proposals for the reasons set forth below each proposal. The number of Dynegy shares held by the various proposal proponents are reported below as represented to us by each proponent.

PROPOSAL 5

SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED

EQUITY COMPENSATION

CalPERS, located at P.O. Box 942708, Sacramento, California 94229-2708, the beneficial owner of approximately 1,606,369 shares of our Class A common stock, has sponsored and submitted the following resolution and supporting statement:

“RESOLVED, that the shareholders of Dynegy, Inc. (the “Company”) amend the Company Bylaws to require, at the earliest practical date, that (i) 75% of future equity compensation (e.g., stock options and restricted stock) of senior executives shall be performance-based and (ii) the details of such compensation shall be fully disclosed to shareholders. For the purposes of this resolution, “performance-based” equity compensation shall mean:

(1)	indexed stock options, the exercise price of which is linked to an industry index;

(2)	premium-priced stock options, the exercise price of which is at least 15% higher than the market price on the grant date; or

(3)	performance-vesting options or restricted stock, which vest (i) when the Company exceeds objectives with respect to specific performance metrics such as return on invested capital, return on assets and/or return on equity, or any weighted mix of such metrics, or (ii) when the stock’s market price exceeds a specific target at least 15% higher than the current market price.

SUPPORTING STATEMENT

As a major shareholder of the Company, CalPERS supports compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. Although the Company uses some performance based measures, CalPERS believes the Company should link the vast majority of its equity compensation of senior executives to performance-based parameters. Specifically, CalPERS would prefer that the vast majority of options awarded as compensation to senior executives be performance based, such as indexed options, “premium-priced” options or options tied to other performance metrics such as return on invested capital. In addition, CalPERS has concerns over the performance-based metrics currently used by the Company to determine a portion of such senior executives’ equity compensation. It is no surprise then that the Company scored very low in a new executive pay metric developed by CalPERS that measures a company’s executive compensation versus its peers against the company’s performance versus its peers.

Some senior executives have been given large equity awards not linked to performance. In CaIPERS’ view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett and Alan Greenspan, criticize standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as “really a royalty on the passage of time” and favors using indexed options. CaIPERS similarly believes that restricted stock bonuses that simply vest over time are also ineffective in motivating executives to excel.

Indexed options reward senior executives for outperforming their direct competitors and do not provide the same incentive to re-price in the event of an industry downturn. Premium-priced options reward such executives for enhancement of overall shareholder value. Performance-vesting equity compensation ties compensation more closely to Company performance, as opposed to the stock market in general, and encourages senior executives to set and meet performance targets.

We urge shareholders to vote FOR this proposal.”

BOARD RESPONSE

Our Board of Directors and Compensation and Human Resources Committee strongly support the concept of performance-based executive compensation arrangements that are designed to create long-term corporate and shareholder value and are market competitive. However, after careful consideration of this proposal, the Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

We already base all aspects of senior executive compensation on performance criteria.

As discussed in the Compensation and Human Resources Committee report included in this proxy statement, the Compensation and Human Resources Committee has taken into account many of the features described in this proposal and factors Dynegy’s performance, financial and otherwise, into granting bonuses and equity-based compensation awards to senior executives. As a general matter and with respect to all Dynegy employees, the Compensation and Human Resources Committee reviews Dynegy’s performance in the market, together with management’s achievement of strategic goals and objectives established at the beginning of the year, to determine the level of funding, if any, that will be provided for cash and equity-based incentives. To the extent that funding is granted for these purposes, the amounts paid to senior executives are determined based on their individual performance in terms of driving Dynegy’s results and the achievement of its goals and objectives, as well as relevant market and industry data for similarly situated companies. Also, the types of compensation arrangements utilized for each senior executive reflect the Compensation and Human Resources Committee’s consideration of these same performance criteria, as well as market and industry practices and other relevant factors.

For 2003, equity-based compensation took the form of conventional stock options and restricted stock grants. In each case, the number of options and restricted shares granted reflected the above-described performance criteria. In addition, the value of these awards, which vest over a number of years, is ultimately dependent on Dynegy’s long-term performance in the market. Accordingly, we believe that this proposal is unnecessary, because the Compensation and Human Resources Committee already considers performance criteria in determining Dynegy’s senior executive compensation.

We believe it is important to preserve the Compensation and Human Resources Committee’s flexibility to choose incentives for recruiting and retaining senior executives.

The Compensation and Human Resources Committee, which is comprised solely of independent directors, reviews, approves and oversees the compensation of Dynegy’s senior executives. The Board believes that it is extremely important to preserve flexibility in its compensation program so that the Compensation and Human Resources Committee can choose incentives that best balance the variety of goals Dynegy pursues through its compensation arrangements.

As described above, we recently granted conventional stock options and restricted stock awards to our senior executives in relation to 2003 performance. The conventional stock options have an exercise price equal to the closing price of our common stock on the date of grant and vest in one-third increments over the next three years. The restricted stock awards were granted based on the closing price of our common stock on the date of grant and vest in full on the three-year anniversary of the date of grant. Vesting over time facilitates our retention of senior executives and creates an incentive for them to improve the share price of our common stock in the long term.

Conventional stock options and restricted stock awards are the favored forms of performance-based compensation in the market generally and in our industry. We believe that this proposal, which would arbitrarily limit our ability to grant these types of awards, would put us at a competitive disadvantage in recruiting and retaining high-quality senior executives because our peers may not be similarly restricted in the types of incentives they can award to senior executives.

Actions outside of our control could distort our performance and the resulting value of performance-based equity compensation.

Dynegy and the industry in which it competes have undergone substantial changes in the last 18 months. The demands on our management team have never been greater as they work to continue self-restructuring and to enhance shareholder value. Using stock options and restricted stock with the exercise price or vesting tied to metrics that are materially impacted by factors completely outside management’s control, such as those suggested by this proposal, could potentially fail to provide appropriate incentives and motivation for, or cause inappropriate compensation to be paid to, our senior executives.

In summary, we believe that our current executive compensation program meets the desires of shareholders that executive compensation be tied to our performance and provide long-term incentives to senior executives, while providing us with the flexibility necessary to recruit and retain senior executives in a competitive environment. Additionally, with respect to disclosure, each year our Compensation and Human Resources Committee issues a comprehensive report on executive compensation, which is included in our annual proxy statement and contains the details of our senior executive compensation. We will continue to consider awarding performance-based compensation arrangements of the type proposed and acknowledge that their usage could become advisable in the future, but we believe that the continuing flexibility to consider conventional stock options and time-vesting restricted stock is also essential.

Consequently, the Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal, and your proxy will be so voted unless you specify otherwise. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter.

PROPOSAL 6

SHAREHOLDER PROPOSAL REGARDING PERFORMANCE AND TIME-BASED

RESTRICTED SHARES

William Zitelli, on behalf of the United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, PA 19456, which is the beneficial owner of approximately 23,722 shares of our Class A common stock, has sponsored and submitted the following resolution and supporting statement:

“Resolved, that the shareholders of Dynegy Inc. (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1)	Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3)	Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4)	Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

SUPPORTING STATEMENT

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.”

BOARD RESPONSE

Our Board of Directors and Compensation and Human Resources Committee strongly support the concept of performance-based executive compensation arrangements that are designed to create long-term corporate and shareholder value and are market competitive. However, after careful consideration of this proposal, the Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

We already base all aspects of senior executive compensation on performance criteria.

As described in our response to Proposal 5, the Compensation and Human Resources Committee already has taken into account many of the features described in this proposal and factors Dynegy’s performance, financial and otherwise, into granting bonuses and equity-based compensation awards to senior executives. For 2003, equity-based compensation took the form of conventional stock options and restricted stock grants. In each case, the number of options and restricted shares granted reflected the above-referenced performance criteria. In addition, the value of these awards, which vest over a number of years, is ultimately dependent on Dynegy’s long-term performance in the market. Accordingly, we believe that this proposal is unnecessary, because the Compensation and Human Resources Committee already considers performance criteria in determining senior executive compensation.

We believe it is important to preserve the Compensation and Human Resources Committee’s flexibility to choose incentives for recruiting and retaining senior executives.

As described in our response to Proposal 5, the Compensation and Human Resources Committee, which is comprised solely of independent directors, reviews, approves and oversees the compensation of Dynegy’s senior executives. The Board believes that it is extremely important to preserve flexibility in its compensation program so that the Compensation and Human Resources Committee can choose incentives that best balance the variety of goals Dynegy pursues through its compensation arrangements.

As described above, we recently granted conventional stock options and restricted stock awards to our senior executives in relation to 2003 performance. The conventional stock options have an exercise price equal to the closing price of our common stock on the date of grant and vest in one-third increments over the next three years. The restricted stock awards were granted based on the closing price of our common stock on the date of grant and vest in full on the three-year anniversary of the date of grant. The existing feature of vesting over time, which is one of the key tenets of this proposal, facilitates our retention of key employees and creates an incentive for those senior executives to improve the share price of our common stock in the long term.

Conventional options and restricted stock awards are the favored forms of performance-based compensation in the market generally and in our industry. We believe that this proposal, which would arbitrarily limit our ability to grant these types of awards, would put us at a competitive disadvantage in recruiting and retaining high-quality executives because our peers may not be similarly restricted in the types of incentives that they can award to senior executives.

In summary, we believe that our current executive compensation program meets the desires of shareholders that executive compensation be tied to our performance and provide long-term incentives to executives, while providing us with the flexibility necessary to recruit and retain executives in a competitive environment. We will continue to consider awarding performance-based compensation arrangements of the type proposed and acknowledge that their usage could become advisable in the future, but we believe that the continuing flexibility to consider conventional stock options and time-vesting restricted stock is also essential.

Consequently, the Board of Directors unanimously recommends that you vote “AGAINST” this shareholder proposal, and your proxy will be so voted unless you specify otherwise. The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter.

FUTURE SHAREHOLDER PROPOSALS

If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2005 annual meeting of shareholders, under the rules of the SEC, the proposal must be received by our Secretary at the address indicated on the first page of this proxy statement on or before December 10, 2004 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders).

If a shareholder wishes to introduce a director nominee or other item of business for consideration at an annual meeting of shareholders, the shareholder must comply with the procedures specified in our Bylaws, as permitted by the rules of the SEC. These procedures require that director nominations or other items of business to be introduced at an annual meeting of shareholders must be submitted in writing to our Secretary at the address indicated on the first page of this proxy statement. We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business at our 2005 annual meeting of shareholders:

•	not later than the close of business on February 20, 2005 nor earlier than the close of business on January 20, 2005, if the 2005 annual meeting of shareholders is held within 30 days before or 60 days after the anniversary date (May 20, 2005) of this year’s meeting; or

•	not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or the tenth day following the public announcement of the meeting date, if the 2005 annual meeting of shareholders is not held within 30 days before or 60 days after the anniversary date (May 20, 2005) of this year’s meeting.

Assuming our 2005 annual meeting is held on a schedule similar to that of this year’s meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a shareholder’s notice for director nominees or an item of business to be introduced at an annual meeting of shareholders. Please read our Bylaws, which are available free of charge through the SEC’s website at www.sec.gov, for additional information regarding shareholder proposals.

OTHER MATTERS

The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

By Order of the Board of Directors,

J. Kevin Blodgett

Group General Counsel—Corporate

Finance & Securities and Secretary

April 8, 2004

APPENDIX A

DYNEGY INC.

AMENDED AND RESTATED

AUDIT AND COMPLIANCE COMMITTEE CHARTER

NOVEMBER 2003

I.    PURPOSE

Pursuant to Article IV of the Bylaws of Dynegy Inc. (the “Company”), a committee of the directors to be known as the “Audit Committee” was established. Effective as of March 15, 2002, the Audit Committee was renamed the “Audit and Compliance Committee” (hereafter referred to as the “Committee”). The primary purpose of the Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and the independent auditors.

II.    COMPOSITION

The Committee shall consist of no fewer than three members, all of which shall meet the requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Committee members may be replaced by the Board.

III.    MEETINGS

The Committee will meet at least four times annually. Additional meetings may occur as circumstances dictate. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

The Committee members will have sole discretion in determining the meeting attendees; provided, however, that unless prohibited by applicable rules or regulations, all directors may attend the Committee meetings.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

The Committee chairperson will work with the appropriate members of management to set the Committee’s calendar of activities and its meeting agendas to ensure that it is fulfilling all of its duties as outlined herein.

IV.    AUTHORITY AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint and replace the Company’s independent auditors, considering independence and effectiveness. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditors (including resolution of any disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

The Committee shall pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to and in accordance with Section 10A(i)(1)(B) of the Exchange Act and the Committee’s pre-approval policy, as it may be amended from time to time. The Committee shall discuss the independent auditors’ independence from management and the Company, including whether the independent auditors’ performance of permissible non-audit services is compatible with its independence.

The Committee may form and delegate authority to subcommittees when desired.

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

The Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board that the accounting and reporting practices of the Company are in accordance with all applicable requirements and that an effective legal compliance and business ethics program exists.

The Committee will fulfill its duties and responsibilities as follows:

A.    General

1)	Adopt a formal written charter that is approved by the full Board of Directors that, at a minimum, contains all matters required to be contained therein under applicable rules and regulations. The Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes to this Charter shall be submitted to the Board for approval, and the Charter shall be published in accordance with applicable SEC and NYSE rules and regulations.

2)	Maintain minutes or other records of meetings and activities.

3)	Report regularly on Committee activities and actions to the Board, including any recommendations to the Board the Committee may deem appropriate. The Committee should also review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

4)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, with respect to which the Committee shall have full access to all books, records, facilities and personnel of the Company. The Committee shall be empowered to retain independent counsel, independent accountants, or others as it deems necessary to conduct its duties or to assist it in the conduct of any investigation. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5)	Submit a report to shareholders for inclusion in the Company’s annual proxy statement as required by SEC rules.

6)	Evaluate the Committee’s performance annually.

B.    Independent Auditors

1)	Review the independent auditors’ independence from management by obtaining at least annually a formal statement delineating the scope of services and all relationships between such accountants and the Company from the independent auditors. The independent auditors shall provide to the Company a schedule showing all work performed by the independent auditors for the Company or any affiliate, including non-audit services. The Committee will discuss with the independent auditors all significant relationships such auditors have with the Company to ensure the independent auditors’ independence.

2)	Consult with independent auditors out of management’s presence about internal controls, the fairness of, and quality of disclosures in, the Company’s financial statements and any other matters deemed necessary by the Committee or the independent auditors.

3)	Meet with the independent auditors and financial management of the Company to review the planning and staffing of the proposed external audit for the current year. The external audit engagement shall include a requirement that the independent auditors inform the Committee of any significant changes in the independent auditors’ original audit plan.

4)	Review and evaluate the lead partner of the independent auditors’ team.

5)	Establish hiring policies for employees or former employees of the independent auditors.

6)	Discuss with the independent auditors issues on which members of their national office were consulted by the Company’s audit team.

7)	Obtain and review a report from the independent auditors at least annually regarding

a.	Independent auditors’ internal quality control procedures,

b.	Any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authority within the preceding five years regarding one or more independent audits carried out by the firm, or

c.	Any steps taken to deal with such issues.

8)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

9)	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a.	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors and management.

b.	The management letter provided by the independent auditors and the Company’s response to such letter.

c.	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, and management’s response.

C.    Internal Audit

1)	Provide oversight of the Internal Audit Department, including reviewing the annual internal audit plan in relation to the risks identified by the Internal Audit Department in its risk assessment process, as well as any significant changes to such plan; the budget for the Internal Audit Department; and the staffing levels for the Internal Audit Department.

2)	Review and approve the appointment and replacement of the senior internal auditing executive.

3)	Inquire of the senior internal auditing executive regarding the adequacy and effectiveness of accounting and financial controls and request recommendations for improvements.

4)	Review a summary of findings and completed internal audits, adequacy and appropriateness of management’s responses thereto, and a progress report on the execution of the approved internal audit plan.

5)	Inquire of the senior internal auditing executive regarding any difficulties encountered in the course of the internal audit, including any restrictions on the scope of work or access to required information.

6)	Review the quality and objectivity of the internal audit function of the Company, including its independence, authority and reporting relationship to management and the Board of Directors.

D.    Financial Statements/Internal Controls

1)	Review and discuss annual and quarterly financial statements with management and the independent auditors to determine that both groups are satisfied with the disclosure (including disclosures made in management’s discussion and analysis) and content in the financial statements. With respect to the audited annual financial statements, the Committee shall recommend to the Board whether such statements should be included in the Company’s Form 10-K.

2)	Review and discuss with management and the independent auditors with respect to annual and quarterly financial statement major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of significant deficiencies and/or material weaknesses, prior to the filing of such financial statements with the SEC.

3)	Review and discuss with the independent auditors and management the quality and appropriateness of the Company’s financial statements.

4)	Make inquiries of management and the independent auditors concerning the adequacy of the Company’s system of internal controls including computerized information system controls and security.

5)	Advise financial management and the independent auditors to discuss with the Committee the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company, prior to the filing of a Form 10-Q or Form 10-K and, if practicable, prior to the release of quarterly or annual earnings.

6)	Discuss with management and the independent auditors the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

7)	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8)	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

9)	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaint or published report which raises material issues regarding the Company’s financial statements or accounting policies.

10)	Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

11)	Discuss with management and the independent auditors at least quarterly any material written communications between them, such as any management letters or schedules of unadjusted differences.

12)	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

E.    Business Ethics and Compliance

1)	Provide oversight to the business ethics and compliance program and obtain regular updates from management and Company legal counsel regarding business and compliance matters.

2)	Review the programs and policies of the Company designed by management to assure compliance with the Company’s code of conduct and applicable laws and regulations and monitor the results of the compliance efforts.

3)	Review reports and disclosures of insider and affiliated party transactions and approve potential conflicts of interest between or among affiliate shareholders, management and the Company.

4)	Obtain reports from appropriate members of management that the Company’s subsidiary/foreign affiliate entities are in conformity with applicable local requirements and the Company’s code of conduct.

5)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

F.    Risk Assessment

1)	Discuss policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

2)	Review with the Chief Risk Officer such matters as are required in the Dynegy Risk Policy Statement, as it may be amended from time to time.

3)	Review the scope of activities and findings of the internal and external auditor relating to trading activities including the evaluation of controls within management information systems and the evaluation of resources provided to maintain the integrity of the risk measurement and control system.

G.    Legal

1)	Meet with Company’s general counsel to review any legal matters that may have a significant impact on the Company’s overall financial statements or its compliance process.

APPENDIX B

STATEMENT OF RESOLUTION ESTABLISHING SERIES

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

DYNEGY INC.

Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), the undersigned corporation hereby makes the following statement:

ARTICLE I.

The name of the corporation is Dynegy Inc. (the “Corporation”).

ARTICLE II.

The Board of Directors of the Corporation (the “Board”) on July 31, 2003, duly adopted the following resolution establishing and designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof:

RESOLVED, that pursuant to the authority vested in the Board by Article 4, Paragraph 2B. of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), to consist of 16,000,000 shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations, and restrictions thereof will be, in addition to those set forth in the Articles of Incorporation, as follows:

1.	CERTAIN DEFINITIONS. (a) Unless otherwise stated herein or the context otherwise requires, the terms defined in this Section 1 have the following meanings:

“Articles of Incorporation” is defined in the preamble to this Article II.

“Board” is defined in the preamble to this Article II.

“Cash Amount” is defined in Section 5(c)(iii)(C).

“Cash Settlement Averaging Period” is defined in Section 5(c)(iii).

“Cash Settlement Notice Period” is defined in Section 5(c)(iii).

“Change of Control” means, any event or series of events by which:

(a)

any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) ChevronTexaco and/or any of its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more (excluding securities acquired by such “person” or “group” directly or indirectly in one or more related transactions from ChevronTexaco and/or any of its Affiliates) or 50% or more (including securities acquired by such “person” or “group” directly or indirectly in one or more related transactions from ChevronTexaco and/or any of its Affiliates) of the equity securities of the Corporation entitled to vote for members of the Board or equivalent governing body of the Corporation on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)	Continuing Directors cease for any reason to constitute a majority of the Board; or

(c)	all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as whole, are sold, leased or otherwise transferred to any Person (other than the Corporation or one or more of the Corporation’s Subsidiaries).

“Change of Control Offer” is defined in Section 6(b).

“Change of Control Payment” is defined in Section 6(b).

“Change of Control Payment Date” is defined in Section 6(b)(ii).

“ChevronTexaco” means ChevronTexaco Corporation, a Delaware corporation.

“Class A Common Stock” means all shares now or hereafter authorized of Class A Common Stock, no par value per share, of the Corporation.

“Class B Common Stock” means all shares now or hereafter authorized of Class B Common Stock, no par value, of the Corporation.

“Closing Price” means, with respect to any security on any day, the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case as quoted on the New York Stock Exchange or, if such security is not quoted or listed or admitted to trading on such New York Stock Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or a price determined in good faith by the Board.

“Common Stock” means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Compound Dividends” is defined in Section 2(c)(ii).

“Continuing Directors” means, as of any date of determination, any member of the Board who: (x) was a member of the Board on the Issue Date, or (y) was appointed, elected or nominated for election to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of the relevant appointment, nomination or election.

“Conversion Date” is defined in Section 5(c).

“Conversion Obligation” is defined in Section 5(c)(iii).

“Conversion Price” means the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series C Preferred Stock, subject to adjustment in accordance with the provisions of Section 5.

“Corporation” is defined in Article I.

“Cross-Over Date” means the first to occur of (i) the eighteenth (18) month anniversary of the Issue Date and (ii) the date which is 120 days after the date on which the Corporation shall have completed one or more public or private sales of Qualified Capital Stock, or rights, warrants or options therefor, or securities convertible into Qualified Capital Stock, resulting in an aggregate amount of gross proceeds of at least $250 million (measured with reference to such sales which are consummated subsequent to the Issue Date).

“Deferral Period Event” shall occur when an Extended Dividend Period shall have reached ten (10) Dividend Periods without the Deferred Dividend which gave rise to such Extended Dividend Period having been paid (determined taking into account the provisions of Section 2(f)) in full not later than the last day of such Extended Dividend Period.

“Deferred Dividend” is defined in Section 2(f).

“Disqualified Capital Stock” means any class or series of capital stock of the Corporation that is required to be redeemed or is redeemable at the option of the holder of such class or series at any time on or prior to the anniversary of the Issue Date which falls in 2013.

“Distributed Assets or Notes” is defined in Section 5(e)(iv).

“Dividend Payment Date” means each of the semi-annual dates as follows: the First Dividend Payment Date and each anniversary thereafter of the Issue Date and the First Dividend Payment Date.

“Dividend Period” means the semi-annual period between consecutive Dividend Payment Dates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time. Reference to a particular section of, or rule or regulation under, the Exchange Act shall include a reference to the comparable section, rule or regulation, if any, and as the case may be, of or under the successor Federal statute.

“Extended Dividend Period” is defined in Section 2(f).

“Extended Dividend Payment Date” is defined in Section 2(f).

“Final Redemption Date” is defined in Section 4(f).

“First Dividend Payment Date” means the date that is six months from the Issue Date.

“Forced Conversion Notice” is defined in Section 5(a)(ii).

“IBCA” is defined in the introductory paragraph of this statement of resolution.

“Issue Date” means the date on which shares of Series C Preferred Stock are first issued by the Corporation.

“Junior Stock” means, for purposes of Section 2, the Common Stock and any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period, unless all dividends required to have been paid or declared and set apart for payment on the Series C Preferred Stock have been paid or declared and set apart for payment and, for purposes of Section 3, the Common Stock and any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation until the Series C Preferred Stock have received the entire amount to which such stock is entitled upon such liquidation, dissolution, or winding up.

“Liquidation Date” is defined in Section 3.

“Liquidation Value” means, as of any date, $50.00 per share of Series C Preferred Stock (as adjusted for stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends (including Compound Dividends, if any) thereon through such date.

“Mandatory Conversion” is defined in Section 5(a)(ii).

“Mandatory Redemption Date” is defined in Section 4(a).

“NYSE Requirements” means the rules and regulations of the New York Stock Exchange applicable to the Corporation as a listed company thereon.

“Optional Conversion” is defined in Section 5(a)(i).

“Original Issuance Price” means $50.00 per share of Series C Preferred Stock (as adjusted for stock dividends, combinations or splits with respects to such shares).

“Parity Stock” means, for purposes of Section 2, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series C Preferred Stock and, for purposes of Section 3, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation on a parity with the Series C Preferred Stock.

“Paying Agent” is defined in Section 6(b)(v).

“Qualified Capital Stock” means all shares of capital stock of the Corporation that is not Disqualified Capital Stock.

“Record Date” means the 15th day next preceding a Dividend Payment Date, or such other date as may be designated by the Board.

“Redemption Agent” is defined in Section 4(e).

“Redemption Date” is defined in Section 4(d).

“Redemption Price” means $50.00 per share of Series C Preferred Stock, plus any accrued but unpaid dividends (including Compound Dividends, if any) thereon through the Redemption Date.

“Senior Stock” means for purposes of Section 2, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series C Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation.

“Series C Preferred Stock” is defined in the preamble to this Article II.

“Subsidiary” of any Person means (x) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total outstanding voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (y) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (x) and (y), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

“Trading Day” shall mean (x) if the applicable security is quoted or listed or admitted for trading on the New York Stock Exchange or another national securities exchange or quotation system, a day on which the New York Stock Exchange or such other national securities exchange or quotation system is open for business or (y) if the applicable security is not so quoted, listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(b)	The following terms have the respective meanings specified in the indicated provision of Articles of Incorporation:

•	Affiliate Art. 4; Para. 2(C).3(d)(ii); and

•	Person Art. 4; Para. 2(C).3(d)(ii).

2.	DIVIDENDS.

(a)	Subject to the prior preferences and other rights of any Senior Stock, the holders of Series C Preferred Stock are entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $2.75 per annum per share of Series C Preferred Stock, and (subject to Sections 2(c) and 2(e)) no more. Such dividends are cumulative from the Issue Date and are payable semi-annually, in arrears, when and as declared by the Board on each Dividend Payment Date commencing on the first Dividend Payment Date after the Issue Date (subject to the rights of the Corporation pursuant to Section 2(f)). Each such dividend will be paid to the holders of record of the Series C Preferred Stock as their names appear on the share register of the Corporation on the Record Date immediately preceding such Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

(b)	If full cash dividends, as provided for in Sections 2(a), 2(c)(ii) and 2(e), are not paid or made available to the holders of all outstanding shares of Series C Preferred Stock and any Parity Stock, and funds available are insufficient to permit such payment to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series C Preferred Stock and any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid to the holders of the Series C Preferred Stock will cumulate as provided in Section 2(c).

(c)	(i) If, on any Dividend Payment Date, the holders of the Series C Preferred Stock do not receive the full dividends provided for in Sections 2(a), 2(c)(ii) and 2(e), then such dividends will cumulate, whether or not the Corporation has earnings and/or profits, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared.

(ii)	During any periods when there are Deferred Dividends outstanding, the holders of the Series C Preferred Stock shall be entitled to receive additional dividends (payable only as and when the accumulated dividends may become payable) at the rate of 5.5% per annum (or at the rate of 10.0% per annum for any Deferred Dividends outstanding after the Corporation’s failure to obtain the shareholders’ approval set forth in Section 5(l)) on the aggregate amount of Deferred Dividends outstanding during such period, accruing semi-annually as of each regular Dividend Payment Date (“Compound Dividends”).

(d)	So long as any shares of Series C Preferred Stock are outstanding, the Corporation will not, unless all dividends to which the holders of Series C Preferred Stock are entitled for all previous Dividend Periods have been paid or declared and a sum of money sufficient for the payment thereof set apart, (i) declare or pay on any Junior Stock any dividend or distribution whatsoever, whether in cash, property, or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), (ii) purchase or redeem any Junior Stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

(e)

In the event that, on or prior to the first anniversary of the Issue Date, the Series C Preferred Stock shall not have become convertible (i.e., that the limitation on conversion described in Section 5(l)

remains in effect), then, from and after the first anniversary of the Issue Date, the dividend rate per share of Series C Preferred Stock otherwise applicable pursuant to Section 2(a) shall be increased to the rate of $5.00 per annum from $2.75 per annum, and shall remain at such increased level for so long as the Series C Preferred Stock shall not be convertible as aforesaid; provided, however, that at such time as the Series C Preferred Stock shall become convertible (i.e., that the limitation on conversion described in Section 5(l) is no longer in effect) the dividend rate shall revert back to the rate otherwise applicable pursuant to Section 2(a).

(f)	Notwithstanding that funds are legally available for the purpose of paying cash dividends to the holders of Series C Preferred Stock, the Corporation may elect to defer payment of cash dividends on the Series C Preferred Stock for up to ten (10) consecutive Dividend Periods provided, that no deferral pursuant to this sentence may (A) extend beyond the Mandatory Redemption Date or (B) end on a date other than a regular Dividend Payment Date. Irrespective of the reason that a regular dividend is not paid on a regular Dividend Payment Date, in the event that the full regular dividend is not paid on a Dividend Payment Date (a “Deferred Dividend”), then such Dividend Payment Date shall commence an extended Dividend Period (an “Extended Dividend Period”) that will continue until the earlier of (I) the Deferred Dividend shall have been paid in cash or (II) the Deferred Dividend shall not have been declared and paid in full by the tenth (10th) regular Dividend Payment Date next following the Dividend Payment Date on which the Deferred Dividend was originally scheduled to be paid. For purposes of determining whether or not an Extended Dividend Period has ended, unless all dividends (including Compound Dividends) to which the holders of the Series C Preferred Stock are entitled for all previous Dividend Periods have been, or are simultaneously, paid or declared and a sum of money sufficient for payment thereof set apart, in the event that dividends are unpaid for more than one regular Dividend Period, any payment of cash dividends shall (irrespective of any action or statement of the Corporation or its Board to the contrary) be deemed to have been payment of unpaid regular dividends (including Compound Dividends) for previous Dividend Periods in reverse order of maturity. Prior to the end of an Extended Dividend Period, the Corporation may pay all or any portion of the accumulated dividends in the Series C Preferred Stock on any Extended Dividend Payment Date to holders of record on the regular Record Date for such Dividend Payment Date or from time to time extend such period; provided that such Extended Dividend Period, including such extension and all such further extensions thereof, shall not exceed ten (10) consecutive semi-annual Dividend Periods. Upon the termination of any Dividend Payment Period and upon the payment of all accumulated dividends, together with Compound Dividends, the Corporation may elect to begin a new Extended Dividend Period, subject to the foregoing requirements. No dividends shall be due and payable during an Extended Dividend Period, except on the last day thereof (an “Extended Dividend Payment Date”). On any Extended Dividend Payment Date, the Corporation shall pay all accumulated dividends (including any Compound Dividends) which shall be payable to the holders of the Series C Preferred Stock in whose names the Series C Preferred Stock are registered in the Series C Preferred Stock Register on the last Record Date prior to such Extended Dividend Payment Date.

(g)	The Corporation shall give the holders of the Series C Preferred Stock written notice of its election to commence an Extended Dividend Period at least five business days prior to the earlier of (i) the Record Date with respect to the next succeeding Dividend Payment Date or (ii) the date the Corporation is required to give notice of the record or payment date of such dividend payment to any national stock exchange or other self-regulatory organization on which the Series C Preferred Stock is listed or quoted or to holders of the Series C Preferred Stock. The Dividend Period in which any notice is given pursuant to this Section 2(g) shall be counted as one of the Dividend Periods permitted in determining the maximum Extended Dividend Period permitted under Section 2(f).

3.	DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the Corporation,

subject to the prior preferences and other rights of any Senior Stock, but before any distributions or payments are made to the holders of Junior Stock, the holders of the Series C Preferred Stock will be entitled to be paid the Liquidation Value of all outstanding shares of Series C Preferred Stock, as of the date of such liquidation or dissolution or such other winding up (the “Liquidation Date”), and no more, in cash or in property at its fair value as determined by the Board, or both, at the election of the Board. If such payment is made in full to the holders of the Series C Preferred Stock, and if payment is made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders will be entitled, the remaining assets and funds of the Corporation will be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock and any Parity Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series C Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale of all or substantially all of the assets of the Corporation to any person or persons will be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3, unless such consolidation, merger, or sale of assets is in connection with the complete liquidation, dissolution, or winding up of the affairs of the Corporation.

4.	REDEMPTION BY THE CORPORATION.

(a)	The Corporation shall redeem all, and not less than all, of the then outstanding shares of Series C Preferred Stock at the Redemption Price on the Mandatory Redemption Date that have not been converted pursuant to Section 5. The “Mandatory Redemption Date” is the earlier to occur of (i) the anniversary of the Issue Date occurring in 2033 and (ii) a Deferral Period Event.

(b)	Except for any mandatory redemption pursuant to Section 4(a), the Series C Preferred Stock may not be redeemed by the Corporation, in whole or in part, prior to the tenth (10th) anniversary of the Issue Date. On and after the tenth (10th) anniversary of the Issue Date, the Series C Preferred Stock may be redeemed by the Corporation at any time and from time to time, in whole or in part, at the option of the Corporation, at the Redemption Price.

(c)	If less than all of the outstanding shares of the Series C Preferred Stock are to be redeemed by the Corporation, such shares will be redeemed pro rata as determined by the Board in its sole discretion.

(d)	Notice of each proposed redemption of the Series C Preferred Stock will be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to holders of record of the shares of Series C Preferred Stock to be redeemed at such holders’ addresses as they appear on the records of the Corporation, not less than 30 days or more than 60 days prior to the date fixed for redemption by the Corporation (the “Redemption Date”) (i) notifying such holders of the redemption of such shares of Series C Preferred Stock and the Redemption Date, (ii) stating the date on which such shares of Series C Preferred Stock cease to be convertible and the Conversion Price, (iii) stating the place or places at which such shares of Series C Preferred Stock called for redemption will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) stating the name and address of the Redemption Agent selected in accordance with Section 4(e).

(e)

The Corporation may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Corporation’s redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Corporation or such appointed bank or trust company is hereinafter referred to as the “Redemption Agent.” Following such appointment, if any, and prior to any redemption, the Corporation will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause a notice of redemption to be duly mailed in accordance with Section 4(d), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the redemption will be deposited with the Redemption Agent, in trust, at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series C Preferred Stock called for redemption. Neither failure to mail any such notice to one or more holders of Series C Preferred Stock nor any defect in any notice will affect the sufficiency of the proceedings for redemption as to other holders of Series C Preferred Stock.

(f)	If notice of redemption is given in accordance with Section 4(d) and the Corporation is not in default in the payment of the Redemption Price, then each holder of shares of Series C Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation defaults in making payment on the Redemption Date, then each holder of the shares of Series C Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date when the Corporation makes payment to the holders of the Series C Preferred Stock (the “Final Redemption Date”). From and after the Redemption Date, the shares of Series C Preferred Stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series C Preferred Stock will cease and terminate, except the right of the holders of such shares of Series C Preferred Stock, upon surrender of the certificate or certificates therefor, to receive the Redemption Price. The deposit of monies in trust with the Redemption Agent by the Corporation will be irrevocable, except that the Corporation will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series C Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) will be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series C Preferred Stock entitled to the funds so repaid to the Corporation will look only to the Corporation for payment of the Redemption Price, without interest.

5.	CONVERSION. The Series C Preferred Stock will be convertible into Common Stock as follows:

(a)	(i) Conversion at Option of Holder. Subject to and upon compliance with the provisions of this Section 5 (including, but without limitation, Section 5(l)), the holder of any shares of Series C Preferred Stock will have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price in effect on the Conversion Date (an “Optional Conversion”); provided, however, no right of conversion afforded by this Section 5(a)(i) may be exercised unless the Closing Price of the Class A Common Stock for each of the 20 Trading Days immediately prior to the proposed Conversion Date is at least 100% of the Conversion Price in effect on the proposed Conversion Date. Each share of Series C Preferred Stock to be converted pursuant to this Section 5(a)(i) will be converted into a number of shares of Class A Common Stock determined by dividing (A) the Original Issuance Price by (B) the Conversion Price in effect on the Conversion Date. With respect to any share of Series C Preferred Stock called for redemption, the right of conversion described in this Section 5(a)(i) will terminate at the close of business on the day prior to the Redemption Date or, if the Corporation defaults in the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date.

(ii)    Mandatory Conversion.    Subject to the limitations set forth in Section 5(l) below, on or after the third anniversary of the Cross-Over Date, the Corporation may, by giving notice to the holders of Series C Preferred Stock (the “Forced Conversion Notice”), convert each share of Series C Preferred Stock (the “Mandatory Conversion”) into the number of shares of Common Stock determined by dividing (A) the Original Issuance Price per share of Series C Preferred Stock by (B) the Conversion Price in effect on the Conversion Date; provided, however, that this right to compel Mandatory Conversion shall only be exercisable if: (I) the Closing Price of a share of Class A Common Stock exceeds 130% of the Conversion Price in effect on the Conversion Date (relating to the Mandatory Conversion) for at least 20 Trading Days within the 30 consecutive Trading Days immediately prior to the delivery by the Corporation of the Forced Conversion Notice (including the last Trading Day of such period); and, (II) simultaneously with the Mandatory Conversion, holders of such Series C Preferred Stock shall receive a dividend payment of cash, shares of Common Stock, or any combination thereof, as the Corporation determines in its sole discretion, in an amount equal to any accrued and unpaid dividends on the Series C Preferred Stock as of the applicable Conversion Date (other than previously declared dividends on the Series C Preferred Stock payable to a holder of record as of a prior date), whether or not declared, out of legally available assets of the Corporation. To the extent that the Corporation pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a holder in respect of such accrued and unpaid dividends shall equal (x) the amount of accrued and unpaid dividends on the Series C Preferred Stock on the applicable Conversion Date that the Corporation shall have determined to pay in shares of Common Stock divided by (y) the average of the Closing Price of shares of Class A Common Stock for the 5 Trading Days next preceding the applicable Conversion Date.

(b)	Conversion Price. The Conversion Price at which shares of Class A Common Stock will initially be issuable upon conversion of the shares of Series C Preferred Stock will be $5.78. The Conversion Price will be subject to adjustment as set forth in Section 5(e). No dividends will accrue or be paid on Series C Preferred Stock subsequent to conversion.

(c)	Mechanics of Conversion. (i) In the case of an Optional Conversion, the holder of any shares of Series C Preferred Stock shall exercise the conversion right by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series C Preferred Stock shares to be converted and such date shall be the “Conversion Date.”

(ii)	In the case of a Mandatory Conversion, the conversion shall be deemed to have been effective as of the date the Forced Conversion Notice is given by the Corporation and such date shall be the “Conversion Date,” and the holders of the Series C Preferred Stock shall promptly thereafter surrender their certificates evidencing their ownership of Series C Preferred Stock.

(iii)

Notwithstanding anything herein to the contrary, the Corporation may elect to satisfy all or any portion of its conversion obligation to a holder of shares of Series C Preferred Stock, whether arising pursuant to an Optional Conversion or a Mandatory Conversion (the “Conversion Obligation”), in cash or a combination of cash and Class A Common Stock. The Corporation will notify such holder of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the Conversion Obligation or as a fixed dollar amount), in the case of an Optional Conversion, at any time on or before the date that is three business days following receipt of the written notice of conversion from the holder (such period, the “Cash Settlement Notice Period”), or, in the case of a Mandatory Conversion, in the Forced Conversion Notice. Settlement (in cash and/or shares) will occur on the business day following the final day of the five (5) Trading Day period beginning on, in the case of an Optional Conversion, the day after the final day of the Cash Settlement Notice Period, or, in the case of a Mandatory Conversion, the day after the date of the Forced Conversion Notice (the “Cash Settlement Averaging Period”). Settlement amounts will be computed as follows:

(A)	if the Corporation elects to satisfy the entire Conversion Obligation in shares of Class A Common Stock, the Corporation will deliver to such holder a number of full shares of Class A Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Class A Common Stock as provided in Section 5(d);

(B)	if the Corporation elects to satisfy the entire Conversion Obligation in cash, the Corporation will deliver to such holder cash in an amount equal to the product of: (1) the number of full and fractional shares of Class A Common Stock to which such holder is entitled, and (2) the average Closing Price of the Class A Common Stock during the Cash Settlement Averaging Period; and

(C)	if the Corporation elects to satisfy a fixed portion (other than 100%) of the Conversion Obligation in cash, the Corporation will deliver to such holder such cash amount (“Cash Amount”) and a number of shares of Class A Common Stock equal to the greater of (1) one and (2) the excess, if any, of the number of shares calculated as set forth in clause (A) above (assuming for purposes of this calculation that the Corporation had elected to satisfy the entire Conversion Obligation in shares of Class A Common Stock) over the number of shares obtaining by dividing (x) the Cash Amount by (y) the average Closing Price of the Class A Common Stock during the Cash Settlement Average Period.

(iv)	Subject to the provisions of Section 5(e)(vi), the person in whose name the certificate or certificates for shares of Class A Common Stock are to be issued, if any, will be deemed to have become a holder of record of such Class A Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. Notwithstanding anything herein to the contrary, the Corporation will not be obligated to issue to any such holder the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion or deliver cash in lieu thereof, unless the certificate or certificates evidencing the shares of Series C Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation.

(d)	Fractional Shares. No fractional shares of Class A Common Stock or scrip will be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the fair market value of the Class A Common Stock determined by the Corporation in its sole discretion.

(e)	Conversion Price Adjustments. The Conversion Price will be subject to adjustment from time to time as follows:

(i)

Stock Dividends, Subdivisions, Combinations, or Reclassifications.    In case the Corporation shall (A) pay a dividend, or make a distribution, exclusively in shares of its capital stock on the Class A Common Stock; (B) subdivide or split its outstanding Class A Common Stock into a greater number of shares; (C) combine or reclassify its outstanding Class A Common Stock into a smaller number of shares; or (D) issue by reclassification of the shares of Class

A Common Stock any shares of the Corporation’s capital stock, the Conversion Price in effect immediately prior to the record date or effective date, as the case may be, for the adjustment pursuant to this Section 5(e)(i) as described below, shall be proportionately adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series C Preferred Stock been converted immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 5(e)(i) shall become effective immediately after the applicable record date in the case of a dividend or distribution and shall become effective immediately after the applicable effective date in the case of subdivision, combination or reclassification of the Class A Common Stock. If any dividend or distribution of the type described in clause (A) above is not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(ii)	Rights or Warrant Offerings. In case the Corporation shall issue rights or warrants to all holders of the Class A Common Stock entitling them (for a period expiring within 60 days after the date of issuance of such rights or warrants) to subscribe for or purchase Class A Common Stock at a price per share less than the Closing Price of Class A Common Stock on the record date fixed for determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect immediately after such record date shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately after such record date by a fraction of which (i) the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Closing Price of Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such issuance of rights or warrants, and (ii) the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Class A Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such Closing Price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board.

(iii)

Extraordinary Cash Dividends.    In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Class A Common Stock cash (excluding (x) any quarterly cash dividend on the Class A Common Stock for any fiscal quarter to the extent that the aggregate cash dividend per share of Class A Common Stock in such fiscal quarter does not exceed the greater of (A) the amount per share of Class A Common Stock of the next preceding quarterly cash dividend on the Class A Common Stock to the extent that such preceding quarterly dividend did not require any adjustment of the Conversion Price pursuant to this

Section 5(e)(iii) (as adjusted to reflect subdivisions or combinations of the Class A Common Stock), and (B) 10% of the arithmetic average of the Closing Price per share on ten (10) Trading Days prior to the date of declaration of such dividend or distribution, and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then, in such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately before such record date by a fraction,

(a)	the numerator of which shall be the Closing Price per share on such record date; and

(b)	the denominator of which shall be the Closing Price per share on such record date plus the amount of cash so distributed (and not excluded as provided in this section) applicable to one share of the Class A Common Stock, such adjustment to be effective immediately prior to the opening of business on the day following such record date, provided that if the portion of the cash so distributed applicable to one share of Class A Common Stock is equal to or greater than the Closing Price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series C Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Series C Preferred Stock on such record date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. If any adjustment is required by this Section 5(e)(iii) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto. If an adjustment is required to be made as set forth in this Section 5(e)(iii) above as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

(iv)

Other Distributions.    In case the Corporation shall, by dividend or otherwise, distribute to all holders of Class A Common Stock any non-cash assets, debt securities, shares of capital stock of any class or series, or other securities (excluding any dividend, distribution or issuance covered by those referred to in Section 5(e)(i), 5(e)(ii) or 5(e)(iii) hereof or in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Corporation) (any of the foregoing hereinafter in this Section 5(e)(iv) called the “Distributed Assets or Notes”), then (unless the Corporation elects to reserve any such Distributed Assets or Notes for distribution to the holders of shares of Series C Preferred Stock upon the conversion of the shares of Series C Preferred Stock so that any such holder upon conversion will receive the amount and kind of such Distributed Assets or Notes which such holder would have received if such holder had converted its shares of Series C Preferred Stock immediately prior to the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution) the Conversion Price shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution by a fraction of which (A) the numerator shall be the Closing Price per share of the Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution, and (B) the denominator shall be (1) the Closing Price per share of the Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution plus (2) the fair market value on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution (as determined in good faith by the Board) of the Distributed Assets or Notes so distributed applicable to one share of Class A Common Stock. Such adjustment shall become effective immediately after such record date. In the event that such distribution is not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such distribution had not been declared.

(v)	Rounding of Calculations; Minimum Adjustment. All calculations under this Section 5(e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more.

(vi)	Timing of Issuance of Additional Class A Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5(e) requires that an adjustment be made in connection with any event, the Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series C Preferred Stock converted after the relevant record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class A Common Stock pursuant to Section 5(d); provided, however, that the Corporation upon request will deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

(f)	Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 5(e), the Corporation will file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment, and the Corporation will also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series C Preferred Stock at such holders address appearing on the Corporation’s records. Each such statement will be signed by the Corporation’s independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(c).

(g)	Conditional Conversion. If it is proposed that a registration of Class A Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Class A Common Stock generally, the Corporation will notify the holders of Series C Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series C Preferred Stock so held in accordance with this Section 5 and participate in such proposed registration in accordance with the registration rights granted to such holder by the Corporation, if any. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this Section 5(g) will be null and void ab initio. Only the number of shares of Class A Common Stock conditionally converted pursuant to this Section 5(g) that are actually sold under an effective registration statement will be deemed converted pursuant to Section 5(a) and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement.

(h)

Costs.    The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Class A Common Stock upon conversion of any shares of Series C Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

(i)	Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

(j)	Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

(k)	Automatic Conversion into Class B Common Stock in Certain Circumstances. All shares of Class A Common Stock which may be issued upon conversion of the Series C Preferred Stock are subject to automatic conversion into Shares of Class B Common Stock in the circumstances and with the effects specified in Article 4, Paragraphs 2C.(3)(d) and (e) of the Articles of Incorporation.

(l)	Shareholder Approval. Notwithstanding anything to the contrary contained herein, conversion of the Series C Preferred Stock may not occur unless and until either (i) the shareholders shall have, in accordance with the IBCA and NYSE Requirements, approved the issuance of shares of Common Stock into which the Series C Preferred Stock is convertible or (ii) (A) the Board (on advice of counsel) shall have determined that shareholder approval is not required by either the IBCA or NYSE Requirements in connection with such conversion, (B) representatives of the New York Stock Exchange shall have affirmatively agreed with the such determination, and (C) notice of such determination (accompanied by written advice of counsel addressed to the holders of Series C Preferred Stock as well as evidence of the agreement of the New York Stock Exchange) shall have been given to all holders of the Series C Preferred Stock.

6.	CORPORATE EVENTS.

(a)	Merger. In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with one or more other corporations (other than any consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock issuable upon conversion of the Series C Preferred Stock), (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, or (iv) any other transaction which would constitute a Change of Control of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of the Series C Preferred Stock then outstanding shall have the right thereafter, to convert such share of the Series C Preferred Stock into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of Common Stock into which such share of the Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to such adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided in Section 5(e). The above provisions of this Section 6(a) shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(b)	Offer to Repurchase. In addition to the foregoing, upon the occurrence of a Change of Control, the Corporation shall make an offer (a “Change of Control Offer”) to each holder of shares of the Series C Preferred Stock to repurchase all or any part of each such holder’s shares of the Series C Preferred Stock at an offer price in cash (the “Change of Control Payment”) equal to 100% of the Liquidation Value per share as of the Change of Control Payment Date. The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of the Series C Preferred Stock as a result of a Change of Control, and the Corporation shall not be in violation of this resolution by reason of any act, including any failure to act, required by such rule or other applicable law or regulation.

Within 25 days following any Change of Control, the Corporation shall mail a notice to each holder of shares of the Series C Preferred Stock stating:

(i)	that the Change of Control Offer is being made pursuant to this Section 6 and that all shares of the Series C Preferred Stock tendered will be accepted for payment;

(ii)	the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which the Corporation mails notice of the Change of Control (the “Change of Control Payment Date”);

(iii)	that any shares of the Series C Preferred Stock not tendered will continue to accrue dividends as provided in this resolution;

(iv)	that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of the Series C Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

(v)	that holders of shares of the Series C Preferred Stock electing to have any shares of the Series C Preferred Stock purchased pursuant to a Change of Control Offer shall be required to surrender the shares of the Series C Preferred Stock to the Corporation or its designated agent (the “Paying Agent”) for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

(vi)	that holders of shares of the Series C Preferred Stock will be entitled to withdraw their election if the Corporation or the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of shares of the Series C Preferred Stock, the number of shares of the Series C Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such shares purchased.

On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (x) accept for payment all shares of the Series C Preferred Stock tendered pursuant to the Change of Control Offer, and (y) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of the Series C Preferred Stock so accepted for payment. The Corporation shall promptly mail to each holder of shares of the Series C Preferred Stock so tendered the Change of Control Payment for such shares. The Corporation shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)

Notice of Record Date.    In case at any time or from time to time (i) the Corporation shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or (ii) there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the

Corporation as an entirety or substantially as an entirety, or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days’ prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series C Preferred Stock at the addresses of each as shown on the books of the Corporation maintained by the transfer agent thereof of the date on which (A) a record shall be taken for such stock dividend, distribution or subscription rights or (B) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be; provided that, in the case of any transaction to which Section 6(a) applies the Corporation shall give at least 30 days’ prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Such notice will also set forth such facts as will be reasonably necessary to indicate the effect of such corporate action (to the extent such effect may be known at the date of such notice) on the Conversion Price, if any, under Section 5(a), and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series C Preferred Stock. Failure to give such notice shall not affect the legality or validity of any action so taken.

7.	VOTING RIGHTS. If the holders of shares of Series C Preferred Stock have the right to vote separately as a class pursuant to the IBCA or Section 12 hereof, such holders will be entitled to one vote for each such share so held. In all other cases, the holders of shares of Series C Preferred Stock will not be entitled to vote.

8.	EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series C Preferred Stock will not have any preferences or relative, participating, optional, or other special rights, other than those specifically set forth in this Statement of Resolution. The shares of Series C Preferred Stock will have no preemptive or subscription rights.

9.	HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

10.	SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of the Series C Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

11.	STATUS OF REACQUIRED SHARES. Shares of Series C Preferred Stock which have been issued and reacquired in any manner will (upon cancellation by the Corporation and compliance with any applicable provisions of the laws of the State of Illinois) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

12.

ISSUANCE OF ADDITIONAL SECURITIES. Nothing contained herein will be deemed to any way prohibit, restrict, or inhibit the ability of the Corporation to designate and/or issue additional securities of any kind, including, without limitation, shares of Parity Stock or Junior Stock; provided that, the Corporation may not designate and/or issue any shares of Senior Stock without the consent of a majority of the shares of Series C Preferred Stock, other than shares of Senior Stock designated and/or issued by the Corporation (i) in connection with a bona fide transaction where the consideration paid for such shares of Senior Stock consists primarily of cash or (ii) in connection with a Board-approved acquisition (whether by stock sale, merger, recapitalization, asset sale or otherwise) of any business or entity by the Corporation where such Senior Stock comprises all or a portion of the purchase price thereof.

The Corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Date: August 6, 2003	DYNEGY INC.

	By:	/s/ Bruce A. Williamson

Name: Bruce A. Williamson Title: President and CEO

	By:	/s/ Carol Graebner

Name: Carol Graebner Title: EVP and General Counsel

DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS

FROM BUSH INTERCONTINENTAL AIRPORT

DoubleTree Houston Hotel—Allen Center

400 Dallas Street

Houston, Texas 77002

(713) 759-0202

•	Exit the airport and take the Sam Houston Tollway S/W to I-45.

•	Take I-45 South approximately 12 miles to downtown Houston.

•	Exit McKinney Street, Exit 47C.

•	Continue on McKinney Street for approximately 0.3 miles and turn right on Bagby Street.

•	Continue on Bagby Street for approximately 0.1 miles and turn left on Dallas Street.

•	The DoubleTree Houston Hotel – Allen Center is located on the right-hand side at the corner of Bagby Street and Dallas Street.

PROXY - CLASS A COMMON STOCK

DYNEGY INC.

1000 LOUISIANA, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, Carol F. Graebner and J. Kevin Blodgett, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A common stock of Dynegy Inc. held of record by the undersigned on March 31, 2004 at the Annual Meeting of Shareholders to be held at the DoubleTree Houston Hotel – Allen Center, 400 Dallas Street, Houston, Texas 77002 at 10:00 a.m., local time, on Thursday, May 20, 2004, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6, WHICH ARE SHAREHOLDER PROPOSALS. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Dynegy Inc. account online.

Access your Dynegy Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, transfer agent for Dynegy Inc., now makes it easy and convenient to get current information on your shareholder account.

o View account status	o View payment history for dividends
o View certificate history	o Make address changes
o View book-entry information	o Obtain a duplicate 1099 tax form
o Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com.

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. 1. Election of Directors	FOR all nominees listed below, cumulative votes to be divided equally among the nominees ☐	WITHHOLD AUTHORITY for all eleven nominees ☐

Insert your vote for the nominees listed to the right in the designated space provided. Directors may be elected by cumulative voting. If you choose to cumulate your votes other than equally for directors you MAY NOT use Internet or telephone voting. Rather, you MUST vote by returning this proxy card in the envelope provided or by voting in person at the Annual Meeting. Vote the number of shares owned or controlled by you multiplied by eleven. This number of shares may be cast for any one nominee or may be distributed among nominees as you wish. Shareholders may withhold authority to vote for any nominee by entering zero in the space following the nominee’s name.

Nominees - Class A common stock

01 Charles E. Bayless

02 David W. Biegler

03 Linda Walker Bynoe

04 Thomas D. Clark, Jr.

05 Barry J. Galt

06 Patricia A. Hammick

07 George L. Mazanec

08 Robert C. Oelkers

09 Joe J. Stewart

10 William L. Trubeck

11 Bruce A. Williamson

Votes _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times eleven.

2.	Proposal to approve the convertibility of the Series C Convertible Preferred Stock due 2033 into Class B common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to approve potential issuances of Class B common stock that may occur through May 2009 upon the exercise of preemptive rights previously granted to CUSA.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for Dynegy for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 5 AND 6, WHICH ARE SHAREHOLDER PROPOSALS.

5.	Shareholder Proposal Regarding Performance-Based Equity Compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Shareholder Proposal Regarding Performance and Time-Based Restricted Shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING	YES ☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature                                                                           Signature                                                                           Date

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 19, 2004.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/dyn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by

telephone, you do NOT need to mail back your proxy card.

IF YOU CHOOSE TO CUMULATE YOUR VOTES OTHER THAN EQUALLY FOR

DIRECTORS YOU MAY NOT USE INTERNET OR TELEPHONE VOTING. RATHER,

YOU MUST VOTE BY RETURNING THIS PROXY CARD IN THE ENVELOPE

PROVIDED OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

You can view the Annual Report and Proxy Statement

on the internet at www.dynegy.com

PROXY - CLASS B COMMON STOCK

DYNEGY INC.

1000 LOUISIANA, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, Carol F. Graebner and J. Kevin Blodgett, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on March 31, 2004 at the Annual Meeting of Shareholders to be held at the DoubleTree Houston Hotel – Allen Center, 400 Dallas Street, Houston, Texas 77002, at 10:00 a.m., local time, on Thursday, May 20, 2004, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6, WHICH ARE SHAREHOLDER PROPOSALS. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.		Please mark your votes as indicated in this example	☒

1. Election of Directors

FOR all nominees listed to the right. ☐	WITHHOLD AUTHORITY for all nominees listed to the right ☐	Nominees – Class B Common Stock (To withhold authority for an individual nominee, strike a line through the nominee’s name below) 1. Howard B. Sheppard 2. Raymond I. Wilcox

2. Proposal to approve the convertibility of the Series C Convertible Preferred Stock due 2033 into Class B common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Proposal to approve potential issuances of Class B common stock that may occur through May 2009 upon the exercise of preemptive rights previously granted to CUSA.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for Dynegy for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 5 AND 6, WHICH ARE SHAREHOLDER PROPOSALS.

5. Shareholder Proposal Regarding Performance-Based Equity Compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6. Shareholder Proposal Regarding Performance and Time-Based Restricted Shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

I PLAN TO ATTEND THE MEETING	YES ☐

SIGNATURE                                               SIGNATURE                                               DATE

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.